Exhibit 10.1
AMENDED AND RESTATED SECURED ACQUISITION
AND CONSTRUCTION LOAN AGREEMENT
Dated as of December 21, 2006
     This AMENDED AND RESTATED SECURED ACQUISITION AND CONSTRUCTION LOAN AGREEMENT is entered into as of December 21, 2006 (the “Agreement Effective Date”) by and among BMR-BLACKFAN CIRCLE LLC, a Delaware limited liability company (“Borrower”), KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), and each lender which is a signatory hereto or which may hereafter become a party to this Agreement pursuant to Section 18.8 (collectively, together with KeyBank, the “Lenders” and, individually, a “Lender”) and KEYBANK NATIONAL ASSOCIATION, not individually but as Administrative Agent.
RECITALS
     WHEREAS, Borrower has previously acquired a fee simple interest in that certain parcel of land located at 3 Blackfan Circle in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, which land is legally described in Exhibit A attached hereto (the “Land”), together with an eighteen (18) story office building/laboratory research center which is under construction on the Land to be known as “The Center of Life Sciences”, consisting of one building containing in the aggregate approximately 702,940 net rentable square feet of space and approximately 750 parking spaces (the “Improvements”); and
     WHEREAS, Borrower has previously obtained from KeyBank a secured loan in the amount of up to Five Hundred Fifty Million and No/100ths Dollars ($550,000,000.00) to finance a portion of the acquisition, construction and development costs of the Subject Property pursuant to that certain Secured Acquisition and Construction Loan Agreement dated November 17, 2006 (the “Original Agreement”); and
     WHEREAS, KeyBank and Borrower desire to amend and restate the Original Agreement on the terms and conditions set forth in this Agreement to admit additional Lenders to the loan evidenced thereby and make certain modifications to the Original Agreement and the other “Loan Documents” (as defined therein).
     NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants contained herein, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS
     1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

     “Actual Subject Property DSCR” means, as of any date, the amount determined by dividing (a) the then-current Adjusted NOI for the Subject Property by (b) the then-current Implied Debt Service Amount.
     “Adjacent Property” shall mean that certain parcel of real estate that is adjacent to the Subject Property and located at and known as 340 Brookline Avenue, Boston, Massachusetts and more particularly described on Exhibit J attached hereto and made a part hereof.
     “Adjusted EBITDA” means, as of any date, (a) EBITDA with respect to the Consolidated Group for the most recent Fiscal Quarter for which financial results have been reported less (b) Capital Reserves divided by four (4).
     “Adjusted NOI” means, as of any date with respect to any Project or group of Projects, an annualized amount determined by multiplying four (4) times NOI of such Project or group of Projects for the most recent Fiscal Quarter for which financial results have been reported and deducting therefrom the then-current annualized Capital Reserves with respect to such Project or group of Projects.
     “Administrative Agent” means KeyBank, when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent appointed pursuant to the terms hereof.
     “Administrative Agent’s Office” means the Administrative Agent’s office located at 127 Public Square, Cleveland, Ohio 44114, or such other office as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.
     “Advance” means that portion of any Loan funded by a single Lender.
     “Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person which owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation, or 10% or more of the partnership or other ownership interests of any other Person, will be deemed to be an Affiliate of such corporation, partnership or other Person.
     “Agreement” means this Amended and Restated Secured Acquisition and Construction Loan Agreement, either as originally executed or as it may from time to time be extended, supplemented, consolidated, amended, restated, increased, renewed or modified.
     “Alternate Base Rate” means, as of any date of determination, the rate per annum equal to the higher of (a) the Prime Rate in effect on such date and (b) the Federal Funds Effective

Rate in effect on such date plus one-half of 1% (50 basis points) plus, in either case, the Applicable Margin.
     “Alternate Base Rate Advance” means an Advance made hereunder and specified to be an Alternate Base Rate Advance in accordance with Article 2.
     “Alternate Base Rate Loan” means a Loan made hereunder and specified to be an Alternate Base Rate Loan in accordance with Article 2.
     “Amendment to Loan Documents” shall have the meaning ascribed to such term in Section 2.6(c).
     “Applicable Laws” shall have the meaning ascribed to such term in Section 4.26(c).
     “Applicable Margin” means (i) three-quarters of one percent (0.75%) per annum with respect to LIBOR Rate Loans under Tranche A, (ii) one and one-half of one percent (1.50%) per annum with respect to LIBOR Rate Loans under Tranche B-1, (iii) two percent (2.00%) per annum with respect to LIBOR Rate Loans under Tranche B-2, (iv) two percent (2.00%) per annum with respect to LIBOR Rate Loans under Tranche C and (v) zero with respect to Alternate Base Rate Loans under any Tranche, as the case may be.
     “Appraisal” shall mean an MAI certified appraisal of the Subject Property performed in accordance with FIRREA and Administrative Agent’s appraisal requirements by Lincoln Property Company (with respect to the initial Appraisal) or such other appraiser selected and retained by Administrative Agent.
     “Architect” shall mean Tsoi/Kobus & Associates, Inc.
     “Asset Management Fee” shall have the meaning ascribed to such term in Section 10.8.
     “Banking Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio, New York, New York and the majority of cities in Germany for the conduct of substantially all of their commercial lending activities and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio, and New York, New York for the conduct of substantially all of their commercial lending activities.
     “BIDMC” shall mean Beth Israel Deaconess Medical Center, Inc., a Massachusetts not for profit corporation.
     “BIDMC Lease Agreement” shall mean that certain Lease with BIDMC, as tenant, dated as of June 24, 2005.
     “BIDMC Lease L/C” shall mean that certain Letter of Credit issued by Bank of America, N.A. in the stated amount of $9,313,852.00 as Letter of Credit No. 68006782 , issued pursuant to the terms of the BIDMC Lease Agreement.

     “BIDMC Parking Unit” shall mean a unit in the garage of the Condominium consisting of 450 parking spaces in the Garage and all rights appurtenant thereto.
     “BIDMC Parking Unit Release Date” shall have the meaning ascribed to such term in Section 18.2.
     “Borrower Parking Unit” shall mean a unit in the garage of the Condominium consisting of not less than 300 parking spaces in the Garage and all rights appurtenant thereto.
     “Borrower’s Equity Requirement” shall mean an amount equal to $213,487,506.
     “Budget” means the budget for Project Costs through Stabilization as submitted by Borrower and reasonably approved by the Administrative Agent pursuant to Section 8.1, as it may be modified from time to time as provided herein.
     “Budget Line Items” shall have the meaning ascribed to such term in Section 8.2.
     “Capital Lease Obligations” means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease, other than those obligations so classified solely as a result of FAS 141.
     “Capital Reserves” means, as of any date with respect to any Income-Producing Project or group of Income-Producing Projects, an annual amount equal to (i) $0.10 per square foot of the aggregate Net Rentable Area of those Income-Producing Projects owned by a member of the Consolidated Group as of the last day of the most recent Fiscal Quarter for which financial results have been reported and (ii) the applicable Consolidated Group Pro Rata Share of $0.10 per square foot of the Net Rentable Area of those Income-Producing Projects owned by an Investment Affiliate as of the last day of such Fiscal Quarter.
     “Capitalization Rate” means, as of any date with respect to any Project, 8.75%, except that the Capitalization Rate with respect to the HGS Borrowing Base Project shall be 9.875%, provided that the Capitalization Rate shall be adjusted as necessary to match any adjustments in the definition of “Capitalization Rate” under the terms of the Unsecured Credit Agreement.
     “Cash Equivalents” means, as of any date:
     (i) securities issued or directly and fully guaranteed or insured by the United States of America government or any agency or instrumentality thereof having maturities of not more than one year from such date;
     (ii) mutual funds organized under the United States Investment Company Act of 1940, as amended, rated AAm or AAm-G by S&P and P-1 by Moody’s;
     (iii) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by

Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;
     (iv) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;
     (v) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States of America, any territory or possession of the United States of America, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;
     (vi) repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by United States of America government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;
     (vii) short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and
     (viii) commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.
     “CBR Institute Lease Agreement” shall mean that certain Lease with CBR Institute for Biomedical Research, Inc., a Massachusetts charitable corporation, dated as of May 25, 2006, as amended by a First Amendment to Lease dated as of September ___, 2006.
     “CBR Institute Lease L/C” shall mean that certain Letter of Credit issued by Citizens Bank of Massachusetts in the stated amount of $2,160,778.00 as Letter of Credit No. S903529, issued pursuant to the terms of the CBR Institute Lease Agreement, as the same may be reduced pursuant to the First Amendment to the CBR Institute Lease Agreement.

     “CDO Asset Manager” with respect to any Securitization Vehicle that is a CDO, shall mean the entity that is responsible for managing or administering the underlying assets of such Securitization Vehicle or, if applicable, the assets of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the applicable Note(s)).
     “Certificate” means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.
     “Children’s Hospital Lease Agreement” shall mean that certain Lease with Children’s Hospital Corporation, a Massachusetts not-for-profit corporation, dated as of June 20, 2006.
     “Children’s Hospital Lease L/C” shall mean that certain Letter of Credit issued by Bank of America, N.A. in the stated amount of $2,092,227.69 as Letter of Credit No. 68013527, issued pursuant to the terms of the Children’s Hospital Lease Agreement.
     “Closing Date” means November 17, 2006.
     “Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.
     “Collateral” means all of the property, rights and interests of Borrower in the Subject Property that are subject to the security interests and Liens created by the Security Documents.
     “Co-Lender Agreement” means that certain Co-Lender Agreement dated as of the Agreement Effective Date among the Lenders and the Administrative Agent, as it may be amended, modified or supplemented from time to time by the parties thereto.
     “Commitments” means the commitments of each of the Lenders (as initially specified in Schedule 1.1 hereto) to make Advances under this Agreement.
     “Commitments Assignment and Acceptance” means an assignment and acceptance agreement substantially in the form of Exhibit B.
     “Completion Conditions” shall have the meaning ascribed to such term in Section 11.1.
     “Completion Guaranty” shall have the meaning ascribed to such term in Section 2.5(e).
     “Compliance Certificate” means a certificate in the form of Exhibit C, properly completed and signed by a Senior Officer of Borrower.
     “Condominium” shall mean the condominium regime created by the Condominium Documents.
     “Condominium Documents” shall mean the Master Deed, Declaration of Trust and any other ancillary documents relative to the dedication by the Borrower of the Subject Property to a condominium regime to create the Condominium consisting of the BIDMC Parking Unit, the Borrower Parking Unit and a unit containing the balance of the Improvements.
     “Confidential Information” means (i) all of the terms, covenants, conditions or agreements set forth in this Agreement or any amendments hereto and any related agreements of whatever nature, (ii) the information and reports provided in compliance with Articles 6 and 7 of this Agreement, (iii) any and all information provided, disclosed or otherwise made available to the Administrative Agent and the Lenders including, without limitation, any and all plans, maps, studies (including market studies), reports or other data, operating expense information, as-built plans, specifications, site plans, drawings, notes, analyses, compilations, or other documents or materials relating to the Projects or their condition or use, whether prepared by Borrower or others, which use, or reflect, or that are based on, derived from, or are in any way related to the foregoing, and (iv) any and all other information of Trust, its Subsidiaries or the Investment Affiliates that the Administrative Agent or any Lender may have access to including, without limitation, ideas, samples, media, techniques, sketches, specifications, designs, plans, forecasts, financial information, technical information, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, financial models and databases, software programs, software source documents, manuals, documents, properties, names of tenants or potential tenants, vendors, suppliers, distributors and consultants, and formulae related to the current, future, and proposed products and services of Trust, its Subsidiaries, the Investment Affiliates, tenants or potential tenants (including, without limitation, information concerning research, experimental work, development, design details and specifications, engineering, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, clients, business and contractual relationships, business forecasts, and sales and marketing plans). Such Confidential Information may be disclosed or accessible to the Administrative Agent and the Lenders as embodied within tangible material (such as documents, drawings, pictures, graphics, software, hardware, graphs, charts, or disks), orally, or visually.
     “Consolidated Group” means Trust, Parent, Borrower and all Subsidiaries of Trust which are consolidated with Trust, Parent and Borrower for financial reporting purposes under GAAP.
     “Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.
     “Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP (whether recourse or non-recourse), plus, without duplication, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.

     “Construction” or “construction” means (i) the construction and equipping of the Improvements in accordance with the Plans and Specifications, (ii) all Tenant Work and related improvements and/or tenant improvement allowances required to be performed and/or paid for by Borrower under those Leases executed on or before the Substantial Completion Date, and (iii) the installation of all personal property, fixtures and equipment required to be installed by Borrower for the operation of the Subject Property.
     “Construction Schedule” shall have the meaning ascribed to such term in Section 7.1(g).
     “Contingency Fund” shall have the meaning ascribed to such term in Section 8.3.
     “Continuing Tenant” means, with respect to any Income-Producing Project for any Fiscal Quarter, a tenant of such Project which was in occupancy at all times during such Fiscal Quarter and paying rent.
     “Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.
     “Controlled Entity” means a Person (a) that is a Subsidiary of Trust, (b) that is a general partnership or a limited partnership in which Parent or a Wholly-Owned Subsidiary of Parent is the sole managing general partner and such managing general partner has the sole power to (i) sell all or substantially all of the assets of such Person, (ii) incur Indebtedness in the name of such Person, (iii) grant a Lien on all or any portion of the assets of such Person and (iv) otherwise generally manage the business and assets of such Person or (c) that is a limited liability company for which Parent or a Wholly-Owned Subsidiary of Parent is the sole manager and such manager has the sole power to do the acts described in subclauses (i) through (iv) of clause (b) above.
     “Cross Easement Agreement” shall mean that certain Cross Easement Agreement dated June 24, 2005 and recorded on June 24, 2005 in the Suffolk County Registry of Deeds at Book 37390, Page 1 as Document 2005-00082016.
     “Cross Easement Estoppel” shall have the meaning ascribed to such term in Section 6.1(x).
     “Debt Offering” means the issuance and sale by any member of the Consolidated Group of any debt securities of such member, excluding debt securities issued to and retained by another member of the Consolidated Group.
     “Debt Service” means, for any Fiscal Quarter, the sum of all Interest Expense and all mandatory or regularly scheduled principal payments due and payable during such period on the related Indebtedness, excluding any balloon payments due upon maturity of such Indebtedness (provided that Debt Service with respect to the Consolidated Group shall include only the applicable Consolidated Group Pro Rata share of all such principal payments for such Fiscal Quarter with respect to Indebtedness of Investment Affiliates). Debt Service shall include the portion of rent payable by a Person during such Fiscal Quarter under Capital Lease Obligations that should be treated as principal in accordance with Generally Accepted Accounting Principles.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.
     “Declaration Estoppel” shall have the meaning ascribed to such term in Section 6.1 (dd).
     “Declaration of Easements” shall mean that certain Declaration of Easements made by Beth Israel Hospital Association dated as of December 11, 1992 and recorded on December 28, 1992 with the Suffolk County Registry of Deeds as Document No. 17945129.
     “Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 16.1 or both, would be an Event of Default.
     “Default Rate” means the interest rate prescribed in Section 3.6.
     “Defaulting Lender” means (a) any Lender that has failed to fund any Advance within two (2) Banking Days after such funding is required pursuant to this Agreement; or (b) any Lender that has (i) breached any other material term or condition of this Agreement or (ii) failed to make any other payment to the Administrative Agent (whether such payment is a reimbursement for costs, expenses or attorneys’ fees, an indemnity payment, the repayment of erroneously paid funds, a portion of any set-off to be turned over to the Administrative Agent or otherwise) when such payment is due and payable under this Agreement or any other Loan Document, if such breach or failure has not been cured or paid within ten (10) days after notice thereof from the Administrative Agent to such Lender.
     “Deficiency Deposit” shall have the meaning ascribed to such term in Section 9.1.
     “Distribution” means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security or interest issued by a Person, (i) the retirement, redemption, purchase or other acquisition for cash or for Property by such Person of any such security or interest, (ii) the payment by such Person of any dividend in cash or in Property on or with respect to any such security or interest, (iii) any Investment by such Person in the holder of 5% or more of any such security or interest if a purpose of such Investment is to avoid characterization of the transaction as a Distribution or (iv) any other payment in cash or Property by such Person constituting a distribution under applicable Laws with respect to such security or interest.
     “Dollars” or “$” means United States of America dollars.
     “EBITDA” means, with respect to any Person for any Fiscal Quarter, the Net Income of such Person (from operations and from discontinued operations) for that Fiscal Quarter, before (i) interest, income taxes, depreciation, amortization and all other non-cash expenses (including non-cash compensation, to the extent not actually paid as a cash expense) of such Person for that Fiscal Quarter and (ii) extraordinary gains (and losses) of such Person, in each case as determined on a consolidated basis in accordance with Generally Accepted Accounting Principles; provided, that in performing the foregoing calculation of EBITDA with respect to the Consolidated Group, that portion of EBITDA attributable to the Consolidated Group’s equity interests in any Investment Affiliates shall be deducted, and the applicable Consolidated Group Pro Rata Share of EBITDA in each such Investment Affiliate shall be added back into the calculation.
     “Employee Plan” means any (a) employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) any plan (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, (c) any entity the underlying assets of which include plan assets (as defined in 29 C.F.R. Section 2510.3-101 or otherwise under ERISA) by reason of a plan’s investment in such entity (including an insurance company general account), or (d) a governmental plan (as defined in Section 3(32) of ERISA or Section 414(d) of the Code) organized in a jurisdiction within the United States of America having prohibitions on transactions with such governmental plan substantially similar to those contained in Section 406 of ERISA or Section 4975 of the Code.
     “Environmental Indemnity” shall have the same meaning as the term “Indemnity”.
     “Equity Offering” means the issuance and sale by any member of the Consolidated Group of any equity securities of such member, excluding equity securities issued to and retained by another member of the Consolidated Group.
     “ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.
     “ERISA Affiliate” means each Person (whether or not incorporated) which is required to be aggregated with Parent pursuant to Section 414 of the Code.
     “Escrow Agent” means Stewart Title Guaranty Company, or such other escrow agent as may be reasonably approved in writing by the Administrative Agent.
     “Event of Default” shall have the meaning provided in Section 16.1.
     “Excluded Tenant” means, with respect to any Income-Producing Project for any Fiscal Quarter, a tenant of such Project (i) whose lease expired or was terminated during such Fiscal Quarter or within thirty (30) days after the expiration of such Fiscal Quarter or (ii) which either defaulted in the payment of any of its lease obligations during such Fiscal Quarter (and such payment default is continuing after all required notices have been given and all applicable cure periods provided for in such lease have expired) or was the debtor in a voluntary or involuntary proceeding under any Debtor Relief Law during such Fiscal Quarter.
     “Extended Maturity Date” shall mean November 16, 2010.

     “Extension Fee” shall have the meaning ascribed to such term in Section 2.7
     “Extension Option” shall have the meaning ascribed to such term in Section 2.7.
     “FAS 141” means Statement No. 141 issued by the Financial Accounting Standards Board.
     “Federal Funds Effective Rate” shall mean, for any day, the rate per annum announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”
     “Final Completion” shall have the meaning ascribed to such term in Section 11.1.
     “Final Completion Date” shall mean August 16, 2009, subject to extension pursuant to Section 12.13.
     “Final Completion Date Deadline” shall have the meaning ascribed to such term in Section 12.13.
     “Fiscal Quarter” means the fiscal quarter of the Consolidated Group ending on each March 31, June 30, September 30 and December 31.
     “Fiscal Year” means the fiscal year of Borrower ending on each December 31.
     “Fixed Charge Coverage Ratio” means, as of any date, (a) Adjusted EBITDA divided by (b) the sum of (i) Debt Service with respect to the Consolidated Group plus (ii) all Preferred Distributions of the Consolidated Group plus (iii) the Consolidated Group Pro Rata Share of all Preferred Distributions of Investment Affiliates, in each case based on the most recent Fiscal Quarter for which financial results have been reported.
     “Funds From Operations” with respect to any fiscal period shall have the same meaning determined from time to time by the National Association of Real Estate Investment Trusts to be the meaning most commonly used by its members.
     “Garage” shall mean the parking garage to be constructed as part of the Improvements initially consisting of not less than 750 parking spaces, as shown on the Plans and Specifications.
     “Garage Easement Agreement” shall mean that certain Mutual Garage Easement and Support Right Agreement and Notice of Garage Regulations and Operating Agreement dated as of June 24, 2005 among CLSB I, LLC, CLSB II, LLC and BIDMC and recorded in the Suffolk County Registry of Deeds on June 24, 2005 at Book 37390, Page 1 as Document 2005-00082017.

     “Garage Easement Estoppel” shall have the meaning ascribed to such term in Section 6.1(w).
     “General Contract” shall mean the general contract between Borrower and General Contractor, pertaining to the construction of the Improvements and all onsite and offsite improvements for the Subject Property, dated as of June 25, 2002, as amended by that certain Amendment No. 1 dated as of October 28, 2004 and that certain Amendment No. 2 dated as of June 13, 2005.
     “General Contractor” shall mean William A. Berry & Son, Inc.
     “General Contractor L/C” shall mean that certain letter of credit issued by Sovereign Bank in the stated amount of $7,000,000 as Letter of Credit No. 4092, issued to pursuant to the General Contract.
     “Generally Accepted Accounting Principles” or “GAAP” means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.
     “Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal, each of competent jurisdiction.
     “Governmental Approvals” shall have the meaning ascribed to such term in Section 4.26(d).
     “Gross Asset Value” means, as of any day, an amount equal to the sum of the following assets then owned by a member of the Consolidated Group or an Investment Affiliate and valued as follows: (i) Adjusted NOI attributable to Projects owned by a member of the Consolidated Group (or the Consolidated Group Pro Rata Share thereof with respect to Projects owned by an Investment Affiliate) (excluding any such portion of such Adjusted NOI attributable to (a) the HGS Borrowing Base Project, (b) those buildings in the Sun Campus Project not yet designated by Parent to be valued based on Adjusted NOI as described below, (c) Projects that were Unstabilized Projects at any time during the Fiscal Quarter with respect to which Adjusted NOI is determined, (d) Projects acquired after the first day of such Fiscal Quarter, or (e) Projects disposed of during or after such Fiscal Quarter), divided by the applicable Capitalization Rate; plus, without duplication, (ii) with respect to each such excluded Project that was an Unstabilized Project, the greater of (a) the portion of such Adjusted NOI attributable to such excluded Project (or the Consolidated Group Pro Rata Share thereof with respect to any such excluded Project owned by an Investment Affiliate), divided by the applicable Capitalization Rate and (b) the Consolidated Group’s GAAP cost basis (or the Consolidated Group Pro Rata Share thereof with respect to any such excluded Project owned by an Investment Affiliate) in such excluded Project; plus (iii) the lesser of (a) $200,000,000 and (b) the Adjusted NOI attributable to the HGS Borrowing Base Project divided by the applicable Capitalization Rate, plus (iv) the applicable aggregate acquisition cost as shown on Exhibit H to the Unsecured Credit Agreement for those buildings in the Sun Campus Project Parent has not yet designated for valuation based on Adjusted NOI by giving an irrevocable written notice to such effect to the Administrative Agent under the Unsecured Credit Agreement; plus (v) the acquisition cost of all Projects acquired after the first day of such Fiscal Quarter and on or prior to such date of determination (or the Consolidated Group Pro Rata Share thereof with respect to any such acquired Project owned by an Investment Affiliate); plus (vi) the acquisition cost of all raw land held for development as of such date (or the Consolidated Group Pro Rata Share thereof with respect to any such land owned by an Investment Affiliate) (provided that the amount contributed to Gross Asset Value under this clause (vi) shall not exceed 10% of the total Gross Asset Value); plus (vii) cash and Cash Equivalents of the Consolidated Group as of such date of determination.
     “Guarantee” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guarantee Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the reasonably anticipated liability in respect thereof as determined by the Person in good faith pursuant to Generally Accepted Accounting Principles.
     “Guarantors” means, collectively, Parent and Trust.
     “Guaranty” means, collectively, the Payment Guaranty dated as of the Agreement Effective Date executed by Guarantors and the Completion Guaranty dated as of the Closing Date executed by the Guarantors, as amended by and reaffirmed in the Amendment to Loan Documents dated as of the Agreement Effective Date.
     “Hazardous Materials” means substances defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., or as “hazardous”, “toxic” or “pollutant” substances or as “solid waste” pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq., or as “friable asbestos” pursuant to the

Toxic Substances Control Act, 15 U.S.C. §2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.
     “Hazardous Materials Laws” means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any of the Projects.
     “HGS Borrowing Base Project” means that certain Project located at 9911 Belward Campus Drive, Rockville, Maryland consisting of approximately nine and one-half acres of land improved with a building containing approximately 289,912 gross square feet of laboratory manufacturing space and owned in fee simple by a Wholly-Owned Subsidiary of Parent.
     “Implied Debt Service Amount” means, as of any date, the aggregate annual amount of principal and interest that would be needed to fully amortize the Loan Commitment (when calculating the Stabilized Subject Property DSCR) or the Outstanding Loan Amount (when calculating the Actual Subject Property DSCR) by equal monthly payments of principal and interest over a 30 year period, using an annual interest rate equal to the greater of (i) the sum of (A) the then-current annual yield on obligations of the United States of America Treasury maturing approximately 10 years after such date plus (B) 1.00% per annum, or (ii) 6.00% per annum.
     “Improvements” shall have the meaning ascribed to such term in the first recital of this Agreement.
     “In Balance” or “in balance” shall have the meaning ascribed to such terms in Article 9.
     “Income-Producing Project” means any Project other than an Unstabilized Project.
     “Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for Property or services rendered; (c) Capital Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all off-balance sheet obligations of such Person; (f) all obligations of such Person in respect of any repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (it being understood that the term “Indebtedness” shall not include trade payables incurred in the ordinary course of business or obligations of such Person under purchase agreements pertaining to potential acquisition by such Person of additional real properties (and related assets)); (g) net mark to market exposure of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements; (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary non-

recourse “carve-out” exceptions for fraud, misapplication of funds, environmental indemnities and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)); and (i) all Indebtedness of another Person secured by any Lien on Property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. For the avoidance of doubt, Indebtedness shall not include premiums required by FAS 141 as a result of the assumption of Indebtedness bearing an interest rate that was above market interest rates at the time of assumption.
     “Indemnity” shall have the meaning ascribed to such term in Section 2.5(g).
     “Intangible Assets” means assets that are considered intangible assets under Generally Accepted Accounting Principles, including customer lists, goodwill, copyrights, trade names, trademarks and patents.
     “Interest Expense” means, with respect to the Consolidated Group and measured as of the last day of the most recent Fiscal Quarter for which financial results have been reported, the sum of (a) all interest of the Consolidated Group (whether accrued or paid, without duplication) for such Fiscal Quarter, excluding any non-cash interest expense, but including capitalized interest due to any Person who is not a member of the Consolidated Group which is not funded from the proceeds of a construction loan, plus (b) the portion of rent paid or payable by the Consolidated Group (without duplication) for such Fiscal Quarter under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, plus (c) the Consolidated Group Pro Rata Share of any interest expense of the type described in clause (a) and clause (b) above of each Investment Affiliate for such Fiscal Quarter.
     “Intervening Trust Vehicle” with respect to any Securitization Vehicle that is a CDO, shall mean a trust vehicle or entity which holds a Note as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.
     “Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in cash or Cash Equivalents or has been converted into cash or Cash Equivalents), without adjustment for subsequent increases or decreases in the value of such Investment.
     “Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has either a controlling interest or a ten percent (10%) or greater ownership interest, whose financial results, in either case, are not consolidated under GAAP with the financial results of the Consolidated Group.
     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

     “Lead Arranger” means KeyBanc Capital Markets.
     “Leases” shall mean, collectively, all leases, subleases and occupancy agreements affecting the Subject Property or any part thereof now existing or hereafter executed and all material amendments, material modifications or supplements thereto approved in writing by the Requisite Lenders, which approval shall not be unreasonably withheld.
     “Lender” means each lender whose name is set forth in the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 18.8.
     “Lender Party” shall have the meaning ascribed to such term in Section 18.14.
     “Lenders’ Consultant” shall mean an independent consulting architect and/or engineer designated by Administrative Agent in Administrative Agent’s reasonable discretion.
     “Lenders’ Environmental Consultant” shall mean an environmental consultant designated by Administrative Agent in Administrative Agent’s reasonable discretion.
     “Leverage Ratio” means, as of any day, (a) Consolidated Outstanding Indebtedness as of such date less Qualifying Trust Preferred Obligations as of such date, divided by (b) Gross Asset Value as of such date, expressed as a percentage.
     “LIBOR Base Rate” means, with respect to a LIBOR Rate Advance for the relevant LIBOR Period, the applicable British Bankers’ Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Banking Days prior to the first day of such LIBOR Period, and having a maturity equal to such LIBOR Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable LIBOR Base Rate for the relevant LIBOR Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Banking Days prior to the first day of such LIBOR Period, in the approximate amount of the relevant LIBOR Rate Advance and having a maturity equal to such LIBOR Period.
     “LIBOR Lending Office” means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its LIBOR Lending Office. If no LIBOR Lending Office is designated by a Lender, its LIBOR Lending Office shall be its office at its address for purposes of notices hereunder.
     “LIBOR Period” means, as to each LIBOR Rate Loan, a period of one, two, three, six or twelve months, to the extent deposits with such maturities are available to the Lenders, commencing on a Banking Day, as selected by Borrower pursuant to Section 2.1(f); provided, however, that (i) shorter or longer LIBOR Periods may be made available if requested by the Borrower and approved on a case-by-case basis in advance in writing by the Administrative Agent in its sole discretion after confirming that corresponding shorter or longer maturities are available to all of the Lenders, (ii) any LIBOR Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Period would otherwise end shall instead end on the last Banking Day of such calendar month, (iii) the first day of any LIBOR Period shall be a Banking Day, (iv) any LIBOR Period that would otherwise end on a day that is not a Banking Day shall be extended to the next succeeding Banking Day unless such Banking Day falls in another calendar month, in which case such LIBOR Period shall end on the next preceding Banking Day, and (v) no LIBOR Period shall extend beyond the Maturity Date. Notwithstanding the foregoing, at any one time there will be no more than ten (10) LIBOR Periods outstanding.
     “LIBOR Rate” means, as of any date during any LIBOR Period, the sum of (A) the LIBOR Base Rate applicable to such LIBOR Period divided by one minus the then-current Reserve Percentage and (B) the Applicable Margin with respect to LIBOR Rate Loans.
     “LIBOR Rate Advance” means an Advance made hereunder and specified to be a LIBOR Rate Advance in accordance with Article 2.
     “LIBOR Rate Loan” means a Loan made hereunder and specified to be a LIBOR Rate Loan in accordance with Article 2.
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.
     “Life Sciences Buildings” means office buildings, office/laboratory buildings and research or manufacturing/warehouse buildings, the major tenants of which are primarily medical, pharmaceutical, biotech or other life sciences companies, or are otherwise affiliated with the life sciences industry.
     “Loan” means each advance made or to be made by the Lenders to Borrower as provided in Section 2.1, and each Alternate Base Rate Loan and LIBOR Rate Loan that is a continuation or conversion of such advances as determined pursuant to Article 2.
     “Loan Commitment” means $550,000,000. The respective Percentages of the Lenders with respect to the Loan Commitment are set forth in Schedule 1.1.
     “Loan Documents” means, collectively, this Agreement, the Notes, the Guaranties, the Security Documents and any other agreements of any type or nature hereafter executed and delivered by Borrower or Guarantors to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

     “Loan Parties” means, collectively, as of any date, Borrower and the Guarantors.
     “Major Subcontractor” shall mean any subcontractor under a Major Subcontract.
     “Major Subcontracts” shall mean any subcontracts between the General Contractor and any subcontractors and material suppliers which provide for an aggregate contract price equal to or greater than $1,000,000.
     “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X.
     “Material Adverse Effect” means (a) a material adverse change in the status of the business, results of operations or condition (financial or otherwise) of the Consolidated Group taken as a whole, and/or (b) any set of circumstances or events which (i) has had or would reasonably be expected to have a material adverse effect upon the Subject Property or the validity or enforceability of any Loan Document (other than as a result of any action or inaction of the Administrative Agent or any Lender), or (ii) has materially impaired or would reasonably be expected to materially impair the ability of the Loan Parties to perform the Obligations.
     “Maturity Date” means November 16, 2009, subject to extension up to November 16, 2010 upon satisfaction of the conditions set forth in Section 2.7.
     “Maximum Loan Amount” is defined in Section 2.1(a).
     “Monthly Payment Date” means the first day of each calendar month.
     “Moody’s” means Moody’s Investor Service, Inc. and its successors.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which one or more members of the Consolidated Group or any of their ERISA Affiliates contribute or are obligated to contribute.
     “Negative Pledge” means a Contractual Obligation (other than the Loan Documents and the documents executed in connection with the Related Facilities) that contains a covenant binding on any owner of a Project that prohibits Liens on any of such owner’s Projects, other than any such covenant contained in a Contractual Obligation (other than the Loan Documents and the documents executed in connection with the Related Facilities) granting or relating to a particular Lien on a Project which prohibits further Liens on such Project and on the direct or indirect ownership interests in the entity owning such Project.
     “Net Income” means, with respect to any Person and with respect to any fiscal period, the net income of that Person for that period, determined in accordance with Generally Accepted Accounting Principles, consistently applied.
     “Net Rentable Area” means with respect to any Project, the floor area of any buildings, structures or improvements available for leasing to tenants (excluding storage lockers and parking spaces), as reasonably determined by the Administrative Agent, the manner of such determination to be consistent for all Projects unless otherwise approved by the Administrative Agent.
     “Net Worth” means, as of any day, (a) Gross Asset Value as of such date, minus (b) Consolidated Outstanding Indebtedness as of such date.
     “New Tenant” means, with respect to any Income-Producing Project for any Fiscal Quarter, a tenant of such Project which first took occupancy of its premises at such Project and commenced paying rent at any time during the period from the second day of such Fiscal Quarter through and including the thirtieth (30th) day after the end of such Fiscal Quarter.
     “NOI” means, with respect to any Project for any applicable Fiscal Quarter, the sum of (i) actual rental income for such Fiscal Quarter attributable to Continuing Tenants and New Tenants; (ii) with respect to any New Tenant, an imputed amount of net rental income for those days during such Fiscal Quarter during which such New Tenant was not in occupancy and paying rent based on the per diem net rental income being paid by such New Tenant as of the commencement of its obligation to pay rent on its lease; (iii) all actual expense reimbursements received from such tenants for such Fiscal Quarter; and (iv) all actual other income for such Fiscal Quarter less (A) actual operating expenses for such Fiscal Quarter (excluding from operating expenses, any allocation of general and administrative expenses related to the operations of the Consolidated Group and its Investment Affiliates), (B) actual management fees payable with respect to such Project for such Fiscal Quarter (which shall not be less than two percent (2%) of total revenues), (C) with respect to portions of the Subject Property which are not otherwise leased to investment grade tenants or guaranteed by a tenant’s investment grade guarantor (in each case, investment grade meaning a minimum BBB-/Baa3 rating) under Leases with terms in excess of ten (10) years, an economic vacancy factor equal to the greater of (x) five percent (5%) and (y) the actual vacancy of the given Project, and (D) any actual or imputed rental income for such Fiscal Quarter attributable to Excluded Tenants, provided, however, that in the case of any such Project owned by an Investment Affiliate, only the Consolidated Group Pro Rata Share of the foregoing amount attributable to such Project shall be included in “NOI”.
     “Non-Recourse Indebtedness” means Indebtedness for which the liability of the obligor thereunder (except with respect to fraud, Hazardous Materials Laws liability and other customary non-recourse “carve-out” exceptions) either is contractually limited to collateral securing such Indebtedness or is so limited by operation of Law.
     “Note” means any of the promissory notes made by Borrower to a Lender evidencing Advances made under that Lender’s Commitment, substantially in the form of Exhibits D-1, D-2, D-3, or D-4, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.
     “Obligations” means all present and future obligations of every kind or nature of the Loan Parties at any time and from time to time owed to the Administrative Agent or the Lenders or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against any member of the Consolidated Group.
     “Opening of the Loan” or “Loan Opening” shall mean the first disbursement of Loan proceeds, which was made on November 17, 2006.
     “Opinions of Counsel” means (i) the favorable written legal opinions of Latham & Watkins LLP, counsel to Borrower, Trust and Parent, in form and substance reasonably satisfactory to the Administrative Agent, plus (ii) the favorable written legal opinion of Brown Rudnick Berlack Israels LLP, special Massachusetts counsel to Borrower, Trust and Parent, in form and substance reasonably satisfactory to the Administrative Agent, and (iii) the favorable written legal opinion of Venable LLP, special Maryland counsel to Trust and Parent, in form and substance reasonably satisfactory to the Administrative Agent.
     “Original Mortgage Note” shall mean that certain Note of Borrower issued to KeyBank on the Closing Date in the face amount of $550,000,000.
     “Original Payment Guaranty” shall mean that certain Payment Guaranty dated as of the Closing Date made by Guarantors in favor of the Administrative Agent for the benefit of the Lenders.
     “Outstanding Loan Amount” means, as of any date, the aggregate of all Advances outstanding on such date.
     “Parent” means BioMed Realty, L.P., a Maryland limited partnership.
     “Parking Agreement” shall mean that certain Blackfan Research Center Turnkey Garage Agreement dated as of June 24, 2005 between Borrower’s predecessor-in-interest and BIDMC.
     “Parking Agreement Estoppel” shall have the meaning ascribed to such term in Section 6.1(v).
     “Party” means any Person other than the Administrative Agent and the Lenders, which now or hereafter is a party to any of the Loan Documents.
     “Payment Guaranty” shall have the meaning ascribed to such term in Section 2.6(d).
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and with respect to the Consolidated Group is maintained by a member of the Consolidated Group or to which a member of the Consolidated Group contributes or has an obligation to contribute.

     “Percentage” means, with respect to each Lender, the percentage derived by dividing that Lender’s Commitment by the aggregate Loan Commitment, which shall initially be as set forth opposite the name of that Lender on Schedule 1.1, as such percentage may be increased or decreased pursuant to a Commitments Assignment and Acceptance executed in accordance with Section 11.8.
     “Permitted Business Activities” means the acquisition, development, renovation, ownership, leasing, sale and operation of Life Sciences Buildings (including Unstabilized Projects that will be used as Life Sciences Buildings following completion of development) plus free-standing parking garages that serve such Life Sciences Buildings, in the case of the 47 Erie Parking Garage in Cambridge, Massachusetts and any such parking garage that may be acquired as part of a future acquisition of Life Sciences Buildings, so long as Parent has obtained the prior written approval of the Administrative Agent to the inclusion of such garage, such approval not to be unreasonably withheld, conditioned or delayed.
     “Permitted Exceptions” shall mean those matters listed on Exhibit E hereto to which title to the Subject Property was subject at the Loan Opening and thereafter such other title exceptions as the Administrative Agent may thereafter have reasonably approved, or may hereafter reasonably approve, in writing.
     “Permitted Fund Manager” shall mean any Person that on the date of determination is (x) a Qualified Institutional Lender, other than by reason of clause (b)(iv) of the definition thereof, or (y) (i) nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.
     “Permitted Liens” is defined in Section 13.15.
     “Permitted Transfer” shall have the meaning ascribed to such term in Section 13.18 hereof.
     “Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.
     “Plans and Specifications” shall mean those detailed plans and specifications referred to in Section 7.1(f), as modified from time to time in accordance with the terms hereof.
     “Post-Closing Escrow Agreement” shall mean that certain Escrow Instruction Agreement dated as of the Closing Date between Borrower, CLSB I, LLC and Escrow Agent.
     “Preferred Distributions” means, as of any date with respect to any Person, the Distributions due and payable to the holders of Preferred Equity in such Person for the most recent Fiscal Quarter for which financial results have been reported.

     “Preferred Equity” means, with respect to any Person, any form of preferred stock (whether perpetual, convertible or otherwise) or other ownership or beneficial interest in such Person that entitles the holders thereof to preferential payment or distribution priority with respect to dividends, assets or other payments over the holders of any other stock or other ownership or beneficial interest in such Person.
     “Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by KeyBank or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
     “Project” means any parcel of real property located in the 48 states that comprise the continental United States of America or in the District of Columbia which is owned, leased or operated (in each case in whole or in part) by Trust, Parent, or any of its Subsidiaries or Investment Affiliates (including, without limitation, Borrower) and which is either (i) improved with completed Life Sciences Buildings or (ii) held for the development of Life Sciences Buildings, or (iii) a free-standing parking garage serving such Life Sciences Buildings in the case of the 47 Erie Parking Garage in Cambridge, Massachusetts, and any other parking garages acquired hereafter with the prior approval of the Administrative Agent, as provided above.
     “Project Costs” shall mean the aggregate cost to acquire and complete the Construction of the Subject Property, together with all associated soft costs and carrying costs through Stabilization, as established by the most recent Budget approved by the Administrative Agent.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Purchase Money Borrower” shall mean Longwood Research Institute, Inc., a Massachusetts non-profit corporation.
     “Qualified Institutional Lender” shall mean any Initial Note A Holder, any Initial Note B Holder, and the following:
          (a) an entity Controlled (as defined below) by, Controlling or under common Control with, any Initial Note A Holder or any Initial Note B Holder;
          (b) one or more of the following:
               (i) an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan;

               (ii) an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, which regularly engages in the business of making or owning investments of types similar to the Mortgage Loan or the Notes;
               (iii) a Qualified Trustee (or in the case of a CDO, a single purpose, bankruptcy-remote entity that contemporaneously pledges its interest in a Note to a Qualified Trustee) in connection with a securitization of, or the creation of collateralized debt obligations (“CDO”) secured by or financing through an “owner trust” of, one of the Notes (collectively, “Securitization Vehicles”), so long as (A) in the case of a Securitization Vehicle that is not a CDO, the special servicer or manager of such Securitization Vehicle has the Required Special Servicer Rating and such special servicer is required to service and administer such Note in accordance with servicing arrangements for the assets held by such Securitization Vehicle which require such special servicer to act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other persons, or (B) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CDO Asset Manager which is a Qualified Institutional Lender, is a Qualified Institutional Lender under clauses (b)(i), (ii), (iv) or (c) of this definition;
               (iv) an investment fund, limited liability company, limited partnership or general partnership in which a Permitted Fund Manager which is investing through a fund with committed capital of at least $250,000,000, acts as the general partner, managing member, or the fund manager responsible for the day to day management and operation of such investment vehicle; provided that at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one (1) or more entities that are otherwise Qualified Institutional Lenders; or
               (v) an institution substantially similar to any of the foregoing;
that has, in the case of entities referred to in clauses (b)(i), (ii) or (v) of this definition or except as otherwise provided therein, in the case of entities referred to in clauses (iii) or (iv) of this definition, at least $250,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary) and at least $600,000,000 in total assets (in name or under management), and is regularly engaged in the business of making or owning commercial real estate loans or commercial loans (or interests therein) similar to the Mortgage Loan; or
          (c) any entity Controlled (as defined below) by, or under common Control with, any of the entities described in clause (b) above.
     For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” have the meanings correlative thereto).
     “Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long term senior unsecured debt is rated either of the top two rating categories of each of the Rating Agencies then in effect.
     “Qualifying Trust Preferred Obligation” means any Indebtedness of the Consolidated Group which (i) has an original maturity of not less than thirty (30) years, (ii) is non-amortizing and non-callable, (iii) provides for payment of interest only not more often than quarterly, (iv) imposes no financial covenants on the Consolidated Group, (v) provides for the subordination of such Indebtedness to repayment of the Obligations on such terms as are reasonably acceptable to the Administrative Agent; and (vi) when aggregated with any other such Indebtedness then outstanding does not exceed five percent (5%) of the then-current Gross Asset Value.
     “Rating Agencies” shall mean S & P, Moody’s and Fitch Inc. (“Fitch”).
     “Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.
     “Regulations T, U and X” means Regulations T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.
     “Related Facilities” means the Unsecured Credit Agreement and the Secured Term Loan Agreement.
     “Request for Loan” means a written request for an Advance, either the initial funding thereof or any conversion or continuation thereof, substantially in the form of the Soft and Hard Cost Requisition attached hereto as Exhibit I, signed by a Senior Officer of Borrower, and properly completed to provide all information required to be included therein.
     “Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
     “Requisite Lenders” means, as of any date of determination, Lenders having in the aggregate Commitments equal to 66-2/3% of the Loan Commitment, or if the Loan Commitment has been terminated, Lenders holding Notes evidencing in the aggregate 66-2/3% or more of the Outstanding Loan Amount.

     “Requisite Tranche B Lenders” means, as of any date of determination, Tranche B Lenders having in the aggregate Commitments equal to 66-2/3 /3 % of the Loan Commitment attributable to Tranche B, or if the Loan Commitment has been terminated, Tranche B Lenders holding Tranche B Notes evidencing in the aggregate 66-2/3% or more of the Tranche B Loans then outstanding.
     “Reserve Percentage” means for any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves (including, without limitation, all base, supplemental, marginal and other reserves) under Regulation D against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.
     “Residual Interest” shall mean, for any period, the amount, if any, by which (A) the aggregate amount of interest accruing hereunder with respect to such period on all LIBOR Rate Loans outstanding hereunder, calculated using the different Applicable Margins applicable to the various Tranches and without regard to any extra amounts accruing as a result of Default Interest being applicable, is less than (B) the aggregate amount of interest that would have accrued hereunder with respect to such period on all such outstanding LIBOR Rate Loans if the Applicable Margin with respect to all such outstanding LIBOR Rate Loans had been one and twenty-two and one half percent (1.225%) per annum.
     “Responsible Official” means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner or managing member of such Person, corporate officer of a corporate general partner or managing member of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person or corporate managing member of a limited liability company that is a managing member of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. The Administrative Agent and the Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Parent or any of its Subsidiaries as having been authorized by all necessary corporate, partnership and/or other action on the part of Parent or such Subsidiary.
     “S&P” means Standard & Poor’s Rating Group or its successors.
     “Secured Indebtedness” means any Indebtedness of a Person that is secured by a Lien on a Project or on any ownership interests in any other Person or on any other assets, provided that the portion of such Indebtedness included in “Secured Indebtedness” shall not exceed the aggregate value of the assets securing such Indebtedness at the time such Indebtedness was incurred.
     “Secured Term Loan Agreement” means that certain Secured Term Loan Agreement dated May 31, 2005 by and among the Parent, KeyBank and certain other lenders identified therein, as amended by a First Amendment thereto dated as of June 28, 2006, and as it may be hereafter amended, restated or modified from time to time.

     “Security Documents” means that certain Mortgage, Security Agreement, Assignment of Rents and Fixture Filing executed by Borrower as of the Closing Date, that certain Assignment of Leases and Rents executed by Borrower as of the Closing Date, and that certain Collateral Assignment of Contracts, Permits and Construction Documents executed by Borrower as of the Closing Date, as each of such documents has been amended by that certain Amendment to Loan Documents dated as of the Agreement Effective Date and any further collateral assignments to the Administrative Agent for the benefit of the Lenders.
     “Senior Officer” means (a) the chief executive officer, (b) the chairman, (c) the chief financial officer or (d) the executive vice president, of any of the members of the Consolidated Group or of any of their corporate general partners or managing members, as applicable.
     “Soil Report” shall have the meaning ascribed to such term in Section 7.1(h).
     “Special LIBOR Circumstance” means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its LIBOR Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.
     “Stabilization” means, as of any date with respect to any Project, that such Project either (i) has been substantially completed one (1) year or more prior to such date or (ii) has, as of such date, tenants in occupancy of eighty-five percent (85%) or more of the Net Rentable Area thereof, each of which is either paying rent or is obligated to begin paying rent not later than ninety (90) days after the commencement date of such tenant’s lease.
     “Stabilized Subject Property DSCR” means, as of any date, the amount determined by dividing (i) the then-current Stabilized Adjusted NOI for the Subject Property by (ii) the then-current Implied Debt Service Amount.
     “Stabilized Adjusted NOI” means, as of any date, the projected Adjusted NOI of the Subject Property for the first year after the date it is projected to achieve Stabilization, using projected Adjusted NOI based on the most recent Appraisal, as adjusted by the Administrative Agent to conform to the definition of “Adjusted NOI” contained herein.
     “Subject Property” means the collective reference to (i) the Land as more fully described on Exhibit A attached hereto and made a part hereof, together with all buildings, structures and improvements located or to be located thereon, including the Improvements, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (iii) all personal property, fixtures and equipment of the Borrower required or beneficial for the operation thereof.
     “Subsidiary” means, as of any date of determination and with respect to any Person, (a) any corporation, limited liability company, partnership or other Person (whether or not, in any case, characterized as such or as a joint venture), whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (ii) in the case of a partnership or limited liability company, of which a majority of the partnership, membership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries; and (b) any other Person the accounts of which are consolidated with the accounts of the designated parent.
     “Substantial Completion” shall be defined as Lien-free completion (subject to Permitted Liens) of the Construction of the Improvements on the Subject Property (including all Tenant Work and tenant improvement allowances) in accordance with the Plans and Specifications (but excluding punch-list items and Tenant Work or tenant improvement allowances on unleased portions of the Subject Property on the date of such completion) and the receipt of temporary certificates of occupancy for the Subject Property including all spaces then leased to Tenants under Leases.
     “Substantial Completion Date” shall mean May 16, 2009, subject to extension pursuant to Section 12.13.
     “Sun Campus Project” means that certain Project located in Newark, California consisting of ten (10) buildings comprising a total of approximately 1,400,000 square feet of primarily office space, plus additional land which can support the future development of another 400,000 square feet of space being purchased by Parent from Sun Microsystems, Inc. and leased back by Sun Microsystems, Inc. under short-term leases. An agreed allocation of Parent’s aggregate acquisition costs among such buildings is attached to the Unsecured Credit Agreement as Exhibit H.
     “Tenant” shall mean any tenant under a Lease.
     “Tenant Work” shall mean the work that Borrower is obligated to perform pursuant to Leases for individual Tenants in their respective leased premises in the Improvements.
     “Title Insurer” shall mean Stewart Title Guaranty Company, or such other title insurance company as may be reasonably approved in writing by the Administrative Agent.
     “Title Policy” shall have the meaning ascribed to such term in Section 6.1(g).
     “to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

     “Tranche” shall mean any of Tranche A, Tranche B-1, Tranche B-2 and Tranche C.
     “Tranche A” shall mean that portion of the Commitments and the Facility comprised in the aggregate of $275,000,000 of Loans, all of which was previously advanced to Borrower by KeyBank and is outstanding on the Agreement Effective Date, as assigned on the Agreement Effective Date to those Lenders identified on Schedule 1.1 as Tranche A Lenders and now evidenced by the Tranche A Notes.
     “Tranche A Lenders” shall mean, as of any date, the Lenders then holding the Tranche A Notes.
     “Tranche A Loans” shall mean those Loans outstanding from time to time under the Tranche A Notes.
     “Tranche A Notes” shall mean Notes evidencing Tranche A, each in the form of Exhibit D-1 attached hereto executed by Borrower and issued on the Agreement Effective Date in exchange, along with the other Notes, for the Original Mortgage Note, as the same may from time to time be supplemented, modified, amended, renewed, extended or supplemented.
     “Tranche B Lenders” shall mean, collectively, as of any date, the then-current Tranche B-1 Lenders and Tranche B-2 Lenders.
     “Tranche B Loans” shall mean those Loans outstanding under the Tranche B-1 Notes or the Tranche B-2 Notes.
     “Tranche B Commitment Percentage” shall mean, as of any date, with respect to any Tranche B Lender, that percentage determined by dividing such Tranche B Lender’s Commitment by $274,500,000.
     “Tranche B-1” shall mean the portion of the Commitments and the Facility comprised in the aggregate of $165,000,000 in Commitments, a portion of which was previously advanced to Borrower by KeyBank and is outstanding on the Agreement Effective Date as shown on Schedule 1.1, as assigned on the Agreement Effective Date to those Lenders identified on Schedule 1.1 as Tranche B-1 Lenders and now evidenced by the Tranche B-1 Notes.
     “Tranche B-1 Lenders” shall mean, as of any date, the Lenders under Tranche B-1 holding the Tranche B-1 Notes.
     “Tranche B-1 Notes” shall mean Notes evidencing Tranche B-1 in the form of Exhibit D-2 attached hereto executed by Borrower and issued on the Agreement Effective Date in exchange, along with the other Notes, for the Original Mortgage Note, as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.
     “Tranche B-2” shall mean the portion of the Commitments and the Facility comprised in the aggregate of $109,500,000 in Commitments, a portion of which was previously advanced to Borrower by KeyBank and is outstanding on the Agreement Effective Date, as shown on

Schedule 1.1, as assigned on the Agreement Effective Date to those Lenders identified on Schedule 1.1 as Tranche B-2 Lenders and now evidenced by the Tranche B-2 Notes.
     “Tranche B-2 Lenders” shall mean, as of any date, the Lenders under Tranche B-2 holding the Tranche B-2 Notes.
     “Tranche B-2 Notes” shall mean Notes evidencing Tranche B-2, each in the form of Exhibit D-3 attached hereto executed by Borrower and issued on the Agreement Effective Date in exchange, along with the other Notes, for the Original Mortgage Note, as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.
     “Tranche C” shall mean the portion of the Commitments and the Facility comprised in the aggregate of $500,000 in Commitments, all of which was previously advanced to Borrower by KeyBank and is outstanding on the Agreement Effective Date, as assigned on the Agreement Effective Date to the Tranche C Lender and now evidenced by the Tranche C Note.
     “Tranche C Lenders” shall mean, as of any date, the Lenders under Tranche C holding the Tranche C Notes.
     “Tranche C Notes” shall mean the Note evidencing Tranche C, in the form of Exhibit D-4 attached hereto executed by Borrower and issued on the Agreement Effective Date in exchange, along with the other Notes, for the Original Mortgage Note, as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.
     “Trust” means BioMed Realty Trust, Inc., a Maryland corporation.
     “type”, when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is an Alternate Base Rate Loan or Advance or a LIBOR Rate Loan or Advance.
     “Unavoidable Delay” shall mean any event that would constitute a force majeure event under the General Contract and those Leases in existence as of the date hereof.
     “Unsecured Credit Agreement” means that certain First Amended and Restated Unsecured Credit Agreement dated as of June 28, 2006 by and among the Parent, KeyBank and certain other lenders identified therein, as it may be amended, restated or modified from time to time.
     “Unstabilized Project” means, as of any date, a Project that either is currently under construction or has been recently completed (as to its initial construction) but has not yet reached Stabilization. Once a Project has reached Stabilization, whether by passage of time or leasing and occupancy, it shall not thereafter qualify as an Unstabilized Project.
     “Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, 100% of the capital stock or other equity interest of which is owned, directly or indirectly, by such Person.

     1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.
     1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the covenants contained in Sections 13.5 through 13.9, inclusive, would then be calculated in a different manner or with different components, (a) Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrower would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in Article 15 to the Administrative Agent and the Lenders, on the dates therein specified, with financial data presented in a manner which conforms with Generally Accepted Accounting Principles as in effect immediately prior to such change.
     1.4 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.
     1.5 Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.
ARTICLE 2
LOANS
     2.1 Agreement to Borrow and Lend; Lender’s Obligation to Disburse. Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lenders and Lenders agree to lend to Borrower Loans not exceeding in the aggregate the Maximum Loan Amount (as defined below), for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement. Tranche A and Tranche C have each been fully funded prior to the Agreement Effective Date and the Tranche A Lenders and Tranche C Lenders shall have no further obligation to fund Loans hereunder. The Tranche B-1 Lenders and the Tranche B-2 Lenders shall be solely responsible for all Loans to be funded under this Agreement from and after the Agreement Effective Date, and all references to the “Lenders” with respect to the remaining unfunded Commitments shall be deemed references to the Tranche B-1 Lenders and the Tranche B-2 Lenders. Each Tranche B-1 Lender and each Tranche B-2 Lender, severally (and not jointly and severally), agrees to fund its Tranche B Commitment Percentage of each such Loan up to the amount of its Commitment.
          (a) The maximum aggregate amount of all Loans to be made hereunder (the “Maximum Loan Amount”) shall be the lowest of: (i) the Loan Commitment, (ii) seventy-five percent (75%) of the projected stabilized value of the Subject Property based on the initial or any subsequently prepared Appraisal of the Subject Property approved by the Administrative Agent, (iii) eighty percent (80%) of the total Project Costs as established by the most recent Budget approved by the Administrative Agent; and (iv) the Maximum Loan Amount that will produce a Stabilized Subject Property DSCR of 1.20 to 1.0.
          (b) KeyBank has, upon Borrower’s compliance with, or KeyBank’s waiver of, all conditions precedent to the Loan Opening, opened the Loan to pay a portion of the costs incurred by Borrower in connection with the acquisition and development of the Subject Property and the construction of the Improvements, to the extent provided for in the Budget.
          (c) Borrower shall be entitled to receive further successive disbursements of the proceeds of the Loan in accordance with Articles 7, 10 and 11 by the 25th day of each calendar month provided that Borrower has submitted a Request for Loan no later than the 15th day of such calendar month, and Borrower has otherwise complied with all conditions precedent to each disbursement, provided that (i) the Loan remains In Balance; (ii) Borrower has complied with all conditions precedent to disbursement from time to time including the requirements of Articles 6, 7, 10 and 11; and (iii) no Event of Default exists hereunder.
          (d) To the extent that the Lenders may have acquiesced in noncompliance with any requirements precedent to the Opening of the Loan or precedent to any subsequent disbursement of Loan proceeds, such acquiescence shall not constitute a waiver by Lenders, and Lenders may at any time after such acquiescence require Borrower to comply with all such requirements.
          (e) The obligation of each Tranche B Lender to make Advances in accordance with its Commitment is several, and not joint and several; and no Tranche B Lender shall be obligated to advance more than its Tranche B Commitment Percentage of any Loan funded after the Agreement Effective Date, or have outstanding under its Note in the aggregate more than its Percentage of the Maximum Loan Amount, notwithstanding the default of any other Lender.
          (f) Each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan (which must be a Banking Day), (ii) type of Loan, (iii) amount of such Loan, (iv) wiring instructions for such Loan, and (v) in the case of a LIBOR Rate Loan, the LIBOR Period for such Loan.
          (g) Promptly following receipt of a Request for Loan, the Administrative Agent shall (by the end of business on the same day that the request was received) notify each Tranche B Lender of the date and type of the Loan, the applicable LIBOR Period, and that Lender’s Tranche B Commitment Percentage of the Loan. Not later than 1:00 p.m., Cleveland time, on the date specified for any Loan (which must be a Banking Day), each Tranche B Lender shall make its Tranche B Commitment Percentage of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office. Upon satisfaction or waiver of the applicable conditions set forth in Articles 6, 7, 10 and 11, such Loan shall be wire transferred on that date in immediately available funds to the account or accounts designated in the wiring instructions included in such Request for Loan. Following each such Loan disbursement, the Administrative Agent shall, upon request from any Lender, forward to such Lender the Borrower’s Request for Loan, together with any inspections completed by Lender’s Consultant, the date down endorsement, the Borrower’s Certificate, the completed Soft and Hard Cost Requisition Form, and the pay applications (prepared using AIA Form G702 and G703) certified by Borrower.
          (h) Unless the Requisite Lenders otherwise consent, each LIBOR Rate Loan shall be not less than $1,000,000.
          (i) The Advances made by each Lender under its Commitment shall be evidenced by that Lender’s Note.
          (j) If no Request for Loan has been made within the requisite notice periods set forth in Section 2.2 or 2.3 prior to the end of the LIBOR Period for any LIBOR Rate Loan, then on the last day of such LIBOR Period, such LIBOR Rate Loan shall be automatically converted into an Alternate Base Rate Loan in the same amount.
     2.2 Alternate Base Rate Loans. Each request by Borrower for an Alternate Base Rate Loan shall be made pursuant to a Request for Loan received by the Administrative Agent, at the Administrative Agent’s Office, not later than 1:00 p.m., Cleveland time, on the Banking Day immediately prior to the date of the requested Alternate Base Rate Loan. All Loans shall constitute Alternate Base Rate Loans unless properly designated as a LIBOR Rate Loan pursuant to Section 2.3.
     2.3 LIBOR Rate Loans.
          (a) Each request by Borrower for a LIBOR Rate Loan shall be made pursuant to a Request for Loan received by the Administrative Agent, at the Administrative Agent’s Office, not later than 1:00 p.m., Cleveland time, at least three (3) Banking Days before the first day of the applicable LIBOR Period.
          (b) On the date which is two (2) Banking Days before the first day of the applicable LIBOR Period, the Administrative Agent shall confirm its determination of the applicable LIBOR Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders.
          (c) Unless the Administrative Agent and the Requisite Lenders otherwise consent, there shall be no more than ten (10) LIBOR Periods in effect at any one time.

          (d) No LIBOR Rate Loan may be requested or continued during the continuation of a Default or Event of Default.
          (e) Nothing contained herein shall require any Lender to fund any LIBOR Rate Advance in the London interbank market.
     2.4 Administrative Agent’s Right to Assume Funds Available for Loans. Unless the Administrative Agent shall have been notified by any Lender no later than 1:00 p.m., Cleveland time on the Banking Day of the proposed funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the total amount of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender plus an administrative fee of $200. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount (but not the administrative fee) to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender or Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) from such Lender, the daily Federal Funds Effective Rate or (ii) from Borrower, at the applicable rate for such Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
     2.5 Original Loan Documents. Borrower, on or before the Closing Date, executed and delivered or caused to be executed and delivered, to the Administrative Agent the following documents in form and substance acceptable to the Administrative Agent:
          (a) The Original Agreement executed by Borrower.
          (b) The Original Mortgage Note executed by Borrower.
          (c) A mortgage, assignment of leases and rents, security agreement and fixture filing (the “Mortgage”), executed by Borrower in favor of the Administrative Agent for the benefit of the Lenders securing this Agreement, the Notes and all obligations of Borrower in connection with the Loan, granting a first priority lien on Borrower’s fee interest in the Subject Property, subject only to the Permitted Exceptions.
          (d) An assignment of leases and rents made by Borrower in favor of Agent for the benefit of the Lenders assigning all leases, subleases and other agreements relating to the use and occupancy of all or any portion of the Subject Property, and all present and future leases, rents, issues and profits therefrom.
          (e) A guaranty of completion (“Completion Guaranty”), executed by each Guarantor.
          (f) The Original Payment Guaranty executed by each Guarantor.
          (g) An environmental indemnity (“Indemnity”) from the Borrower and Guarantors.
          (h) An assignment of construction documents (the “Assignment of Construction Documents”) executed by Borrower in favor of the Administrative Agent for the benefit of the Lenders, together with consents to the assignment and continuation agreements from the General Contractor and the Architect in the forms attached to the Assignment of Construction Documents.
          (i) A collateral assignment of each of the General Contractor L/C, the BIDMC Lease L/C, the CBR Institute L/C, and the Children’s Hospital L/C.
          (j) A collateral assignment of the Post-Closing Escrow Agreement, executed by Borrower in favor of Administrative Agent for the benefit of the Lenders.
          (k) UCC financing statements to perfect or notify third parties of the security interests intended to be created by the Loan Documents.
     2.6 Supplemental Loan Documents. Borrower agrees that it will, on or before the Agreement Effective Date, execute and deliver, or cause to be executed and delivered to the Administrative Agent the following documents in form and substance acceptable to the Administrative Agent:
          (a) This Agreement executed by Borrower;
          (b) The Tranche A Notes, the Tranche B-1 Notes, the Tranche B-2 Notes and the Tranche C Note, executed by Borrower and dated as of the Agreement Effective Date;
          (c) An amendment to the Mortgage and all other Loan Documents (excluding this Agreement and the Payment Guaranty) in recordable form executed by Borrower and dated as of the Agreement Effective Date, which shall include a consent and reaffirmation of the Completion Guaranty and Indemnity by the Guarantors and shall be delivered and recorded by the Escrow Agent on the Agreement Effective Date (the “Amendment to Loan Documents”); and
          (d) An Amended and Restated Payment Guaranty dated as of the Agreement Effective Date, executed by the Guarantors (the “Payment Guaranty”).

     2.7 Extension of Maturity Date. The Borrower shall have one (1) option to extend the Maturity Date, for a period of twelve (12) months ending on the Extended Maturity Date (the “Extension Option”), upon satisfaction of the following conditions precedent:
     (a) As of the date of Borrower’s delivery of notice of its intent to exercise the Extension Option, and as of the then-current Maturity Date, no Default or Event of Default shall have occurred and be continuing and Borrower shall so certify in writing;
     (b) Borrower shall provide Administrative Agent with written notice of the Borrower’s intent to exercise the Extension Option not less than ninety (90) days prior to the Maturity Date;
     (c) Final Completion shall have occurred;
     (d) As of the date of Borrower’s delivery of notice of its intent to exercise the Extension Option and as of the then-current Maturity Date, the Actual Subject Property DSCR is not less than 1.20 to 1.0, or if the Actual Subject Property DSCR is less than 1.20 to 1.0, prior to the first day of such extension Borrower shall have made sufficient repayments of the Loans so that the Outstanding Loan Amount as of the first day of such extension period shall result in an Actual Subject Property DSCR of not less than 1.20 to 1.0; and
     (e) On the then-current Maturity Date Administrative Agent is paid a fee for the ratable benefit of the then-current Lenders equal to fifteen one-hundredths of one percent (0.15%) of the then-current Outstanding Loan Amount (the “Extension Fee”).
ARTICLE 3
PAYMENTS AND FEES
     3.1 Principal and Interest.
          (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate in each case to the fullest extent permitted by applicable Laws.
          (b) Interest accrued on each Alternate Base Rate Loan shall be due and payable in arrears on each Monthly Payment Date and at maturity, whether by acceleration or otherwise. Except as otherwise provided in Section 3.6, the unpaid principal amount of any Alternate Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate. Each change in the interest rate under this Section 3.1(b) due to a change in the Alternate Base Rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate.

          (c) Interest accrued on each LIBOR Rate Loan shall be due and payable in arrears on each Monthly Payment Date and at maturity, whether by acceleration or otherwise. Except as otherwise provided in Section 3.6, the unpaid principal amount of any LIBOR Rate Loan shall bear interest at a rate per annum equal to the LIBOR Rate for the applicable LIBOR Period.
          (d) Any Residual Interest accrued hereunder shall be due and payable in arrears on each Monthly Payment Date and at maturity, whether by acceleration or otherwise.
          (e) If not sooner paid, the outstanding principal balance of the Notes shall be due and payable in full on the Maturity Date, as it may be extended in accordance with Section 2.7, or such earlier date as such amounts may otherwise become due pursuant to the express terms hereof.
          (f) The Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Section, (i) any partial prepayment shall be not less than $1,000,000, (ii) the Administrative Agent shall have received written notice of any prepayment by noon, Cleveland time on the date of prepayment (which must be a Banking Day) in the case of an Alternate Base Rate Loan, and, in the case of a LIBOR Rate Loan, three (3) Banking Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) any payment or prepayment of all or any part of any LIBOR Rate Loan on a day other than the last day of the applicable LIBOR Period shall be subject to Section 3.5(d) and (iv) upon any partial prepayment of a LIBOR Rate Loan that reduces it below $1,000,000, the remaining portion thereof shall automatically convert to an Alternate Base Rate Loan.
     3.2 [Intentionally Omitted].
     3.3 [Intentionally Omitted].
     3.4 Increased Commitment Costs. If any Lender shall determine in good faith that the introduction after the Closing Date of any applicable Law or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its LIBOR Lending Office) or any corporation controlling such Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Lender’s or such corporation’s failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within ten (10) Banking Days after demand of such Lender, Borrower shall pay to such Lender, from time to time as specified in good faith by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand. Each Lender’s determination of such amounts shall be conclusive in the absence of manifest error.
     3.5 LIBOR Costs and Related Matters.
          (a) If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance:
               (i) shall subject any Lender or its LIBOR Lending Office to any tax, duty or other charge or cost with respect to any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans or its obligation to make LIBOR Rate Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any LIBOR Rate Advance or any other amounts due under this Agreement in respect of any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Advances or its obligation to make LIBOR Rate Advances, excluding (i) taxes imposed on or measured in whole or in part by its overall net income (including taxes on gross income imposed in lieu of net income, minimum taxes or branch profits taxes) by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business” and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed, for any reason, to provide Borrower with the appropriate form or forms required by Section 18.21, to the extent such forms are then required by applicable Laws to establish a complete exemption;
               (ii) shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its LIBOR Lending Office); or
               (iii) shall impose on any Lender or its LIBOR Lending Office or the London interbank market any other condition affecting any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Advances, its obligation to make LIBOR Rate Advances or this Agreement, or shall otherwise affect any of the same;
and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its LIBOR Lending Office of making or maintaining any LIBOR Rate Advance or in respect of any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans or its obligation to make LIBOR Rate Advances or reduces the amount of any sum received or receivable by such Lender or its LIBOR Lending Office with respect to any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Advances or its obligation to make LIBOR Rate Advances, then, within five (5) Banking Days after demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s LIBOR Lending Office had funded 100% of its LIBOR Rate Advance in the London interbank market), provided, that with respect to any additional amount arising as a result of the occurrence of an event described in clause (i) above, Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand. A statement of any Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error.
          (b) If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its LIBOR Lending Office to make, maintain or fund its portion of any LIBOR Rate Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, or to determine or charge interest rates based upon the LIBOR Rate, and such Lender shall so notify the Administrative Agent, then such Lender’s obligation to make LIBOR Rate Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender’s LIBOR Rate Advances, together with accrued interest thereon, automatically shall be converted to Alternate Base Rate Advances on either (1) the last day of the LIBOR Period(s) applicable to such LIBOR Rate Advances if such Lender may lawfully continue to maintain and fund such LIBOR Rate Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such LIBOR Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a Breakage Fee under Section 3.5(d). Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Lender to notify the Administrative Agent under this Section, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above (or those set forth in clause (c) below), to make, maintain or fund its portion of any LIBOR Rate Loan, such Lender shall fund such amount as an Alternate Base Rate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Advance. Any Lender whose obligation to make LIBOR Rate Advances has been suspended under this Section shall promptly notify the Administrative Agent and Borrower of the cessation of the Special LIBOR Circumstance which gave rise to such suspension.
          (c) If, with respect to any proposed LIBOR Rate Loan:
               (i) the Administrative Agent reasonably determines that, by reason of circumstances affecting the London interbank market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the London interbank market for the applicable LIBOR Period; or

               (ii) the Requisite Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the London interbank market in the relevant amount for the applicable LIBOR Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable LIBOR Rate Advances;
then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future LIBOR Rate Advances shall be suspended.
          (d) Except for a failure caused by any Lender’s default, Borrower shall indemnify the Lenders against any loss or expense that the Lenders may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any LIBOR Rate Loans) as a consequence of (i) any failure of Borrower to make any payment when due of any amount due hereunder, (ii) any failure of Borrower to borrow, continue or convert a LIBOR Rate Loan on a date specified therefor in a notice thereof, (iii) any failure to fulfill on the scheduled commencement date of any LIBOR Period hereunder the applicable conditions set forth herein as prerequisites to an Advance that is to be a LIBOR Rate Loan or to the election of a LIBOR Rate, (iv) any failure to borrow hereunder after a request for a LIBOR Rate Loan has been given, (v) any payment or prepayment permitted or mandated hereunder of a LIBOR Rate Loan on a date other than the last day of the relevant LIBOR Period, including without limitation upon acceleration following an Event of Default, or (vi) the occurrence of any Event of Default, including but not limited to any loss or expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain a LIBOR Rate Loan. Without limiting the foregoing, such loss or expense shall conclusively be deemed to include a “Breakage Fee” (as defined below). The term “Breakage Fee” shall mean that sum equal to the greater of $200 or the financial loss incurred by the Lenders resulting from prepayment or failure to borrow, calculated by the Administrative Agent as the difference between the amount of interest the Lenders would have earned (from like investments in the Money Markets (as hereinafter defined) as of the first day of the applicable LIBOR Period) had prepayment or failure to borrow not occurred and the interest the Lenders would actually earn (from like investments in the Money Markets as of the date of prepayment or failure to borrow) as a result of the redeployment of funds from the prepayment or failure to borrow. Borrower agrees that the Breakage Fee shall not be discounted to its present value. Any voluntary prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such LIBOR Rate Loan. The term “Money Markets” refers to one or more wholesale funding markets available to Lenders, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds and others. The Administrative Agent shall provide to Borrower a statement, signed by an officer of the Administrative Agent, explaining any such loss or expense and setting forth the computation of the Breakage Fee pursuant to the preceding provisions which, in the absence of manifest error, shall be conclusive and binding on Borrower.

          (e) Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section 3.5, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Any request for compensation by a Lender under this Section 3.5 shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Lender.
     3.6 Late Payments. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum (the “Default Rate”) at all times equal to (i) in the case of interest or principal, the sum of the rate otherwise applicable to the Loans, plus 3% and (ii) in the case of any other amount, the sum of the Alternate Base Rate plus 3%, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws, and shall be payable upon demand. In addition, Borrower shall pay, upon demand, a late charge equal to five percent (5%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents which is not paid within ten (10) days of the date when due.
     3.7 Computation of Interest and Fees. Computation of interest and fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, except that interest at the Alternate Base Rate shall be calculated on the basis of a 365 or 366 day year, as applicable. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.
     3.8 Non Banking Days. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day, unless, in the case of a payment relating to a LIBOR Rate Loan, such next succeeding Banking Day is in the next calendar month, in which case such payment shall be made on the next preceding Banking Day, but the extension of time shall not be reflected in computing interest and fees.
     3.9 Manner and Treatment of Payments.
          (a) Each payment hereunder (except payments pursuant to Sections 3.4, 3.5, 18.3, 18.11 and 18.22) or on the Notes or under any other Loan Document shall be made to the

Administrative Agent at the Administrative Agent’s Office for the account of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 2:00 p.m., Cleveland time, on the day of payment (which must be a Banking Day). All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Administrative Agent for the account of the Lenders shall be paid in immediately available funds by the Administrative Agent to the Lenders entitled to receive such amounts in accordance with the Co-Lender Agreement. If any payment is received by the Administrative Agent by 2:00 p.m., Cleveland time, on a Banking Day and not so made available to the account of a Lender on that Banking Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of not receiving the amount of such payment as provided in the Co-Lender Agreement. All payments shall be made in Dollars.
          (b) Each payment or prepayment to a Lender shall be applied first to Alternate Base Rate Loans held by such Lender and then to LIBOR Rate Loans held by such Lender. Each payment or prepayment on account of any such Alternate Base Rate Loan or LIBOR Rate Loan to Lenders holding Loans in such Tranche shall be applied pro rata according to the outstanding Advances made by each of such Lenders within a Tranche.
          (c) Each Lender shall keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 17.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing, absent manifest error. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower’s obligation to pay the Obligations.
          (d) Each payment of any amount payable by Borrower or any other Party under this Agreement or any other Loan Document shall be made without setoff or counterclaim and free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding (i) taxes imposed on or measured in whole or in part by any Lender’s overall net income (including taxes on gross income imposed in lieu of net income tax, minimum taxes or branch profits taxes) by (A) any jurisdiction (or political subdivision thereof) in which such Lender is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which such Lender is “doing business” and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which any Lender has failed, for whatever reason, timely to provide Borrower with the appropriate form or forms required by Section 18.21, to the extent such forms are then required by applicable Laws to establish a complete exemption (all such non excluded taxes, assessments or other charges being hereinafter referred to as “Taxes”). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender’s receiving a net after Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding.
     3.10 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.
     3.11 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest arising under Section 3.6), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Lender’s right to require full payment of any interest (including interest arising under Section 3.6), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.
     3.12 Administrative Agent’s Right to Assume Payments Will be Made by Borrower. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Effective Rate.
     3.13 Calculations Detail. The Administrative Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Administrative Agent and the Lenders, or that Lender, under Article 3 has been determined, within a reasonable period of time after request by Borrower.
     3.14 Survivability. The provisions of Sections 3.4 and 3.5 shall survive following the date on which the Commitments are terminated and all Loans hereunder are fully paid, and Borrower shall remain obligated thereunder for all claims under such Sections made by any Lender to Borrower.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants to the Lenders that:
     4.1 Existence and Qualification; Power; Compliance With Laws. Borrower is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. Trust is a corporation duly formed, validly existing and in good standing under the Laws of Maryland. Parent is a limited partnership, duly formed, validly existing and in good standing under the Laws of Maryland. Each of the Loan Parties is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Each of the Loan Parties has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. All outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. To Borrower’s knowledge, each of the Loan Parties is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, obtain authorizations, etc., file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect. Parent is a “real estate investment trust” within the meaning of §856 of the Code, has elected to be treated as a real estate investment trust and is subject to federal income taxation as a real estate investment trust pursuant to §§856-860 of the Code.
     4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and do not and will not:
          (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of the Loan Parties;
          (b) Violate or conflict with any provision of any Loan Party’s charter, articles of incorporation, bylaws or other organizational agreements, as applicable;
          (c) Result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or leased or hereafter acquired by the Loan Parties;
          (d) Violate in any material respect any material Requirement of Law applicable to the Loan Parties; or

          (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which the Loan Parties are a party or by which the Loan Parties or any of their Property is bound or affected;
and none of the Loan Parties is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.
     4.3 No Governmental Approvals Required. Except as previously obtained or made, and except for consents, approvals or permits pertaining to construction or development of a type that are routinely granted and that would not normally be obtained before the commencement of performance and which Borrower has no reason to believe will not be obtained as and when required, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by any of the Loan Parties of the Loan Documents to which it is a Party.
     4.4 Subsidiaries. Schedule 4.4 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock (or other applicable unit of equity interest) issued and outstanding, and the record owner thereof and jurisdictions of organization of all Subsidiaries of Parent. Unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each such Subsidiary are owned of record and beneficially by Parent, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens, except for Permitted Liens.
     4.5 Financial Statements. All financial statements and other information previously delivered to the Administrative Agent by Borrower, Parent and Trust fairly present in all material respects the financial condition, results of operations, cash flows and/or other information described therein.
     4.6 No Other Liabilities; No Material Adverse Changes. The Loan Parties do not have any material liability or material contingent liability required under Generally Accepted Accounting Principles to be reflected or disclosed, and not reflected or disclosed, in the balance sheets described in Section 4.5, other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect.
     4.7 [Intentionally Omitted].
     4.8 Intangible Assets. The Loan Parties own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.
     4.9 Litigation. Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Parent or any of its Subsidiaries of less than $10,000,000 (or, in each case in which this representation and warranty is remade after the Closing Date, less than $10,000,000 or such greater amount that the Administrative Agent has reasonably determined, after full written disclosure thereof by Parent to the Administrative Agent, would not constitute a Material Adverse Effect), (c) matters of an administrative nature not involving a claim or charge against Parent or any of its Subsidiaries and (d) matters set forth in Schedule 4.9, there are no actions, suits, proceedings or investigations pending as to which Parent or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Parent or any of its Subsidiaries or any Property of any of them before any Governmental Agency, mediator or arbitrator. As of the Closing Date, there are no judgments outstanding against or affecting the Parent or any of its Subsidiaries or any Property individually or in the aggregate involving amounts in excess of $5,000,000.
     4.10 Binding Obligations. Each of the Loan Documents to which the Loan Parties are a Party will, when executed and delivered by the Loan Parties, constitute the legal, valid and binding obligation of the Loan Parties, enforceable against the Loan Parties in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.
     4.11 No Default. No event has occurred and is continuing that is a Default or Event of Default.
     4.12 ERISA.
          (a) With respect to each Pension Plan:
               (i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance would constitute a Material Adverse Effect;
               (ii) such Pension Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA) that would constitute a Material Adverse Effect;
               (iii) no “reportable event” (as defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) has occurred that would constitute a Material Adverse Effect; and
               (iv) neither Parent nor any of its Subsidiaries has engaged in any nonexempt “prohibited transaction” (as defined in Section 4975 of the Code) that would constitute a Material Adverse Effect.
          (b) neither Parent nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that would constitute a Material Adverse Effect.
     4.13 Regulations T, U and X; Investment Company Act. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations T, U and X. Neither Parent nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
     4.14 Disclosure. No written statement made by a Senior Officer to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.
     4.15 Tax Liability. Parent and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Parent or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained, (b) immaterial taxes so long as no material Property of Parent or any of its Subsidiaries is at impending risk of being seized, levied upon or forfeited, and (c) certain tax returns of the Loan Parties and their Subsidiaries are on extension.
     4.16 Hazardous Materials. Except as described in Schedule 4.16, as of the Closing Date (a) neither Borrower, nor to the best knowledge of Borrower, any other Loan Party, or any other Person at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Projects in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) to the best knowledge of Borrower, no condition exists that violates any Hazardous Material Law affecting any Projects except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect, (c) no Projects or any portion thereof is or has been utilized by the Borrower nor, to the best knowledge of Borrower, any other Loan Party, or any other Person as a site for the manufacture of any Hazardous Materials, (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any other Person on any Project, or transported to or from such Project by the Loan Parties or any other Person, such use, generation, storage and transportation by the Loan Parties and, to the best knowledge of Borrower, by any other Person are in compliance with all Hazardous Materials Laws except for such non compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Lenders, and (e) no Project is subject to any remediation, removal, containment or similar action conducted by or on behalf of any Loan Party or, to the knowledge of Borrower, any other Person, or with respect to any such Project listed on Schedule 4.16 which is subject to any such action, the estimated costs for completing such action are as set forth on Schedule 4.16.
     4.17 Ownership of Subject Property. The Subject Property is wholly owned in fee simple by Borrower and is free and clear of all Liens, including any Liens on any direct or indirect interest of Parent, Trust or any Subsidiary in the Borrower (other than the applicable Security Documents and Permitted Liens). As of Agreement Effective Date, all of the membership interests in the Borrower are held by the Parent and are not subject to any pledge, Negative Pledge or security interest in favor of any Person other than the Administrative Agent. The organizational documents of Borrower and the Parent do not prohibit, restrict or limit the Liens created on the Subject Property in favor of the Administrative Agent or the subsequent transfer or encumbrance of the Subject Property or any portion thereof or interest therein.
     4.18 Property. All of the Loan Parties’ and their respective Subsidiaries’ properties are in good repair and condition, subject to ordinary wear and tear, other than with respect to (i) deferred maintenance existing as of the date of acquisition of such property as permitted in this Section 4.18, (ii) Projects currently under development and (iii) defects relating to properties other than the Subject Property which would not constitute a Material Adverse Effect. The Loan Parties further have completed or caused to be completed an appropriate investigation of the environmental condition of each such property as of the later of (a) the approximate date of the Loan Parties’ or such Subsidiaries’ purchase thereof or (b) the approximate date upon which such property was last security for Indebtedness of such Loan Party or such Subsidiary if such financing was not closed on or about the date of the acquisition of such property to the extent such an investigation was required by the applicable lender, including preparation of a “Phase I” report and, if appropriate, a “Phase II” report, in each case prepared by a recognized environmental consultant in accordance with customary standards which discloses that such property is not in violation of the representations and covenants set forth in this Agreement, unless such violation as to the Subject Property has been disclosed in writing to the Administrative Agent and satisfactory remediation actions are being taken. There are no unpaid or outstanding real estate or other taxes or assessments on or against any property of any Loan Party or any of their respective Subsidiaries which are payable by such Person (except only real estate or other taxes or assessments, that are not yet due and payable). There are no pending eminent domain proceedings against the Subject Property, and, to the knowledge of Borrower, no such proceedings are presently threatened by any taking authority which individually or in the aggregate would constitute a Material Adverse Effect. None of the property of the Loan Parties or their respective Subsidiaries is now damaged or injured as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would constitute a Material Adverse Effect.
     4.19 Brokers. None of the Loan Parties or their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

     4.20 Other Debt. None of the Loan Parties or their respective Subsidiaries is in default (after expiration of all applicable grace and cure periods) in the payment of any other Indebtedness or under any mortgage, deed of trust, security agreement, financing agreement or indenture involving Indebtedness of $10,000,000 or more or under any other material agreement or lease to which any of them is a party. None of the Loan Parties is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other Indebtedness or obligation of such Loan Party.
     4.21 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all of the Loans made or to be made hereunder, none of the Loan Parties (taken on a consolidated basis) is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities (taken on a consolidated basis), each Loan Party is able to pay its debts as they become due, and each Loan Party has sufficient capital to carry on its business.
     4.22 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Loan Party with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
     4.23 Transaction in Best Interests of Loan Parties; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Loan Parties. The direct and indirect benefits to inure to the Loan Parties pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Loan Parties pursuant to this Agreement and the other Loan Documents, and but for the willingness of the Loan Parties to be jointly and severally liable as co Loan obligor for the Loan, Loan Parties would be unable to obtain the financing contemplated hereunder which financing will enable the Loan Parties and their respective Subsidiaries to have available financing to conduct and expand their business.
     4.24 No Bankruptcy Filing. None of the Loan Parties or any of their respective Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its Property, and none of the Loan Parties has any knowledge of any Person contemplating the filing of any such petition against it or any Subsidiary.
     4.25 OFAC Representation. The Borrower and each Guarantor is not, and shall not be at any time, a person with whom the Lenders are restricted from doing business under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, the Borrower hereby agrees to provide to the Administrative Agent or any Lender any information that the Administrative Agent or such Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.
     4.26 Subject Property.
     (a) Each of the representations and warranties made by the Borrower in any Security Document with respect to the Subject Property is true and correct in all material respects.
     (b) Except as disclosed on the survey provided to the Administrative Agent pursuant to Section 6.1 of this Agreement, the Subject Property is not located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, Borrower has obtained and will maintain through the Maturity Date the insurance prescribed in Section 6.1 hereof.
     (c) To the Borrower’s knowledge, the Subject Property and the present use and occupancy thereof are in material compliance with all material zoning ordinances (without reliance upon adjoining or other properties), building codes, land use and Environmental Laws, and other similar laws (“Applicable Laws”).
     (d) Neither the construction of the Improvements nor the use of the Subject Property when completed as an office and laboratory research facility and the contemplated accessory uses will materially violate (i) any Applicable Laws, or (ii) any building permits, restrictions of record, or agreements affecting the Subject Property or any part thereof. Without limiting the foregoing, all consents, licenses and permits and all other material authorizations or approvals (collectively, “Governmental Approvals”) required for the current state of Construction in accordance with the Plans and Specifications have been obtained or will be obtained prior to the Closing Date, and all Applicable Laws relating to the Construction and operation of the Improvements have been complied with and all material permits and licenses required for the operation of the Subject Property which cannot be obtained until such Construction is completed can be obtained if the Improvements are completed in accordance with the Plans and Specifications.
     (e) The Subject Property will have adequate water, gas and electrical supply, storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of access between the Subject Property and public highways; none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable Laws.

     (f) All public roads and streets necessary for service of and access to the Subject Property for the current or contemplated use thereof have been completed, and are open for use by the public.
     (g) To the Borrower’s knowledge, (i) no condemnation of any portion of the Subject Property, (ii) no condemnation or relocation of any roadways abutting the Subject Property, and (iii) no proceeding to deny access to the Subject Property from any point or planned point of access to the Subject Property, has commenced or is contemplated by any Governmental Authority.
     (h) The amounts set forth in the Budget present a full and complete itemization by category of all costs, expenses and fees which Borrower reasonably expects to pay or reasonably anticipates becoming obligated to pay to complete the Construction and operate the Subject Property (until the Subject Property achieves breakeven operations). Borrower is unaware of any other such costs, expenses or fees which are material and are not covered by the Budget.
     (i) Borrower has not made any material contract or arrangement, the performance of which by the other party thereto could give rise to a lien on the Subject Property or any portion thereof, except for the Permitted Exceptions, the Leases and its agreements with the General Contractor, the Architect, certain consultancy agreements and their agreements with various subcontractors and material suppliers, all of which have been disclosed in writing to the Administrative Agent or are set forth in the Budget.
     (j) The Subject Property is taxed separately without regard to any other property and for all purposes the Subject Property may be mortgaged and conveyed as an independent parcel.
     (k) Borrower has not entered into any Leases, subleases or other arrangements for occupancy of space within the Subject Property other than as delivered to Administrative Agent. True, correct and complete copies of all Leases, as amended, have been delivered to Administrative Agent and constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms. All Leases are in full force and effect. Borrower is not in default under any Lease and Borrower has disclosed to Lenders in writing any material default, of which Borrower has knowledge, by the tenant under any Lease.
     (l) When the Construction is completed in accordance with the Plans and Specifications, no building or other improvement will encroach upon any property line, building line, setback line, side yard line or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) with respect to the Subject Property.
     (m) To the Borrower’s knowledge, there are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Subject Property except to the extent such items are being contested in good faith and as to which adequate reserves have been provided.
     (n) Except as may be disclosed in the reports delivered to Administrative Agent pursuant to Section 6.1 hereof, Borrower is not aware of any material latent or patent structural or other significant deficiency of the Subject Property. The Subject Property is free of damage and waste that would materially and adversely affect the value of the Subject Property. The Subject Property is free from damage caused by fire or other casualty.
     (o) To Borrower’s knowledge, except as may be disclosed in the reports delivered to Administrative Agent pursuant to Section 7.1 hereof, all liquid and solid waste disposal, septic and sewer systems located on the Subject Property are in a good and safe condition and repair and to Borrower’s knowledge, in material compliance with all applicable Laws with respect to such systems.
     4.27 Survival of Representations and Warranties. Borrower agrees that all of the representations and warranties set forth in Article 4 and elsewhere in this Agreement are true as of the Agreement Effective Date, and, except for matters which have been disclosed by Borrower and approved by the Administrative Agent in writing, at all times thereafter. Each request for a disbursement under the Loan Documents shall constitute a reaffirmation of such representations and warranties (except for those representations which are limited by reference to a specific date or period of time), as deemed modified in accordance with the disclosures made and approved as aforesaid, as of the date of such request. It shall be a condition precedent to each subsequent disbursement that each of said representations and warranties is true and correct in all material respects as of the date of such requested disbursement. Borrower shall reaffirm such representations and warranties in writing prior to each disbursement hereunder.
ARTICLE 5
LOAN EXPENSE AND ADVANCES
     5.1 Loan and Administration Expenses. Borrower unconditionally agrees to pay all of Administrative Agent’s reasonable third party, out of pocket expenses of the Loan, including all amounts payable pursuant to Sections 5.2 and 5.3, and any and all other fees owing to Administrative Agent or any Lender pursuant to the Loan Documents, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, title insurance premiums and other charges of the Title Insurer, survey fees and charges, cost of certified copies of instruments, charges of the Title Insurer or other escrowee for administering disbursements, all fees and disbursements of Lenders’ Consultant and Lenders’ Environmental Consultant, all appraisal fees, insurance consultant’s fees, travel related expenses and all costs and expenses incurred by Administrative Agent in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lenders hereunder and, if any Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Notes or any portion thereof is not paid in full when and as due, all reasonable costs and expenses of Lenders (including, without limitation, court costs and reasonable counsel’s fees and disbursements) incurred by Lenders in attempting to enforce payment of the Loan and expenses of Lenders incurred (including court costs and counsel’s fees and disbursements) in attempting to realize, while an Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan. Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Lenders harmless against all claims, liabilities, costs and expenses (including reasonable third party attorneys’ fees and expenses) actually incurred in relation to any claim by broker, finder or similar person.
     5.2 Fees. Borrower has paid on or before the Closing Date such fees as were then due as set forth in the separate fee letter between Borrower and Administrative Agent.
     5.3 Administrative Agent’s Attorneys’ Fees and Disbursements. Borrower agrees to pay Administrative Agent’s reasonable third party attorneys’ fees, paralegals’ fees and disbursements actually incurred in connection with this Loan, including (i) the preparation and attendance upon execution of this Agreement and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, syndication and administration of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.
     5.4 Time of Payment of Fees and Expenses. Borrower shall pay all expenses and fees incurred as of the Agreement Effective Date on the Agreement Effective Date (unless sooner required herein). The Administrative Agent may require the payment of outstanding fees and expenses as a condition to any disbursement of the Loan.
     5.5 Expenses and Advances Secured by Loan Documents. Any and all advances or payments made by the Administrative Agent or any Lender under this Article 5 from time to time, and any amounts expended by the Administrative Agent and Lenders pursuant to Section 16.2(a), shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Notes and secured by the Mortgage and the other Loan Documents.
     5.6 Right of Lenders to Make Advances to Cure Borrower’s Defaults. In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), the Lenders may (but shall not be required to) perform any of such covenants, agreements and obligations, and any reasonable amounts expended by Lenders in so doing shall constitute additional indebtedness evidenced by the Notes and secured by the Mortgage and the other Loan Documents.

ARTICLE 6
NON-CONSTRUCTION REQUIREMENTS PRECEDENT
TO THE OPENING OF THE LOAN AND SUBSEQUENT DISBURSEMENTS
     6.1 Non-Construction Conditions Precedent to Loan Opening. Borrower, at Loan Opening, either satisfied the following conditions precedent in form and substance satisfactory to the Administrative Agent or such conditions were waived or deferred by the Administrative Agent in its reasonable discretion:
          (a) The Administrative Agent received, with respect to each of the Loan Parties, such documentation as the Administrative Agent reasonably required to establish the due organization, valid existence and good standing of each of the Loan Parties, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a Party, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;
          (b) The reasonable costs and expenses of the Administrative Agent in connection with the preparation of the Loan Documents payable pursuant to Section 18.3, and invoiced to Borrower on or prior to the Closing Date, were paid;
          (c) The representations and warranties of Borrower contained in Article 4 were true and correct in all material respects;
          (d) Borrower and any other Loan Parties were in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Loan no Default or Event of Default shall have occurred and be continuing;
          (e) [Intentionally Deleted];
          (f) Borrower provided evidence reasonably satisfactory to the Administrative Agent that Borrower has invested the Borrower’s Equity Requirement into acquisition and development of the Subject Property;
          (g) Borrower furnished to the Administrative Agent an ALTA Loan Title Insurance Policy, insuring the Loan, in the amount of the then-current Outstanding Loan Amount issued by the Title Insurer, insuring the lien of the Mortgage as a valid first and prior lien upon the Project and all appurtenant easements, and subject to no exceptions other than the Permitted Exceptions (the “Title Policy”), which shall be updated by endorsement promptly after the Agreement Effective Date to reflect the recordation of the Amendment to Loan Documents;

          (h) Borrower furnished to Administrative Agent legible copies of all title exception documents cited in the Title Policy;
          (i) Borrower furnished to Lender an ALTA plat of survey of the Project prepared and certified by a surveyor licensed in the State in which the Land is located and otherwise satisfactory to the Administrative Agent. Such survey included the legal description of the Land;
          (j) Borrower complied with the applicable requirements of Articles 7 and 10;
          (k) Borrower furnished to the Administrative Agent policies or binders evidencing that insurance coverages was in effect with respect to the Project and Borrower, in accordance with the Insurance Requirements attached hereto as Exhibit F, for which the premiums had been fully prepaid with endorsements satisfactory to Lender;
          (l) Borrower furnished to the Administrative Agent customary opinions from counsel for Borrower and Guarantors in form and substance reasonably satisfactory to Administrative Agent;
          (m) Administrative Agent received an Appraisal of the Subject Property reflecting a maximum loan to value of seventy five percent (75%) (based upon the Subject Property’s stabilized value upon completion of Construction) which Appraisal was satisfactory to Administrative Agent in all respects;
          (n) Borrower furnished to Administrative Agent current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements filed in each place UCC Financing Statements were filed hereunder, demonstrating the absence of adverse claims;
          (o) Borrower furnished to Administrative Agent current annual financial statements of Borrower, the Guarantors, and the General Contractor, each in form and substance and certified by such individual as reasonably acceptable to Administrative Agent;
          (p) Borrower furnished to Administrative Agent a pro forma statement of projected income and expenses of the Subject Property covering the succeeding five year period (the “Pro Forma Projection”);
          (q) Borrower delivered to Administrative Agent executed copies of any leasing, management and development agreements entered into by Borrower in connection with the Construction and/or the operation of the Subject Property;
          (r) Administrative Agent received evidence that the Subject Property is not located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or that flood hazard insurance acceptable to Administrative Agent in its reasonable discretion has been obtained;

          (s) Borrower delivered to Administrative Agent copies of all Leases then in effect at the Subject Property;
          (t) Borrower delivered to Administrative Agent reasonably satisfactory tenant estoppel certificates from the Tenants under any Leases in effect at the Subject Property;
          (u) Borrower furnished to Administrative Agent executed subordination, non-disturbance and attornment agreements from Tenants under Leases in effect in the respective forms attached thereto;
          (v) Borrower delivered to Administrative Agent an executed estoppel certificate from BIDMC with respect to the Parking Agreement (the “Parking Agreement Estoppel”) in form and substance reasonably satisfactory to Administrative Agent, and Administrative Agent and Borrower subsequently, by separate notice, gave BIDMC notice of the Loan and the Administrative Agent’s contact information so that Administrative Agent shall be a “Mortgagee” entitled to the rights provided under Section 16 thereof;
          (w) Borrower delivered to Administrative Agent an executed estoppel certificate from Purchase Money Borrower and BIDMC with respect to the Garage Easement Agreement (the “Garage Easement Estoppel”) in form and substance reasonably satisfactory to Administrative Agent, and Administrative Agent and Borrower subsequently, by separate notice, gave such parties notice of the Loan and the Administrative Agent’s contact information so that Administrative Agent will be a “BRC Mortgagee” entitled to the rights provided under Section 11.5(b) thereof;
          (x) Borrower delivered to Administrative Agent an executed estoppel certificate from the parties to the Cross Easement Agreement (the “Cross Easement Estoppel”) in form and substance reasonably satisfactory to Administrative Agent, and Administrative Agent and Borrower subsequently, by separate notice, gave such parties notice of the Loan and the Administrative Agent’s contact information so that Administrative Agent will be a “Mortgagee” entitled to the rights provided under Section 9.09 thereof; and
          (y) Borrower delivered to Administrative Agent the following original letters of credit, together the required executed assignments to Borrower and collateral assignments to Administrative Agent relating thereto, and such original letters of credit have been returned to Borrower for presentation to the issuing banks so as to lodge such assignments to Borrower:
               (i) The General Contractor L/C;
               (ii) the BIDMC Lease L/C;
               (iii) the CBR Institute L/C; and
               (iv) the Children’s Hospital L/C.
     6.2 Non-Construction Conditions Precedent Subsequent Disbursements. Borrower agrees that the Lenders’ obligation to make further disbursements of Loan proceeds following the date hereof is conditioned upon Borrower’s performance and satisfaction of the following conditions precedent in form and substance satisfactory to the Administrative Agent in its reasonable discretion:
          (a) the representations and warranties of Borrower contained in Article 4 shall be true and correct in all material respects;
          (b) no Default or Event of Default shall have occurred and be continuing, or shall occur, after giving effect to such disbursement; and
          (c) Borrower shall have complied with the applicable requirements of Article 10.
ARTICLE 7
CONSTRUCTION REQUIREMENTS PRECEDENT
TO THE OPENING OF THE LOAN
     7.1 Required Construction Documents. Borrower, on the Loan Opening Date, has caused to be furnished to Administrative Agent the following, in form and substance satisfactory to Administrative Agent in all respects, for Administrative Agent’s approval prior to the Opening of the Loan, except as noted below:
     (a) Fully executed copies of the following, each satisfactory to Administrative Agent in all respects: (i) a fixed or guaranteed maximum price General Contract and (ii) all contracts with architects and engineers;
     (b) A schedule of values, including a trade payment breakdown, setting forth a description of all contracts let by Borrower and/or the General Contractor for the design, engineering, construction and equipping of the Improvements;
     (c) A current sworn statement of the General Contractor, approved by Borrower and Architect covering all work done and to be done, together with lien waivers covering all work and/or materials for which payments have been made prior to the Loan Opening;
     (d) A certificate adding Administrative Agent as an additional insured under the policy of Subguard insurance obtained by the General Contractor with respect to the Construction;
     (e) Copies of each of the material building permits, environmental permits, utility permits, land use permits, wetland permits and any other material permits, approvals or licenses issued by any Governmental Authority which are required in connection with the Construction or operation of the Subject Property, except for those permits, approvals or licenses for operation of the Subject Property which cannot be issued until completion of Construction, in which event such permits, approvals or licenses will be obtained by Borrower on a timely basis in accordance with all recorded maps and conditions, and applicable building, land use, zoning and environmental codes, statutes and regulations and will be delivered to Administrative Agent promptly. In all events the material permits delivered prior to the Opening of the Loan included full building permits;
     (f) Full and complete detailed Plans and Specifications for the Improvements in duplicate, prepared by the Architect;
     (g) A schedule (“Construction Schedule”) reasonably satisfactory to Administrative Agent, establishing a timetable for completion of the Construction, showing, on a monthly basis, the anticipated progress of the Construction and also showing that the Improvements can be substantially completed on or before the Substantial Completion Date and fully completed by the Final Completion Date;
     (h) A soil test report (“Soil Report”) prepared by a licensed engineer reasonably satisfactory to Administrative Agent indicating to the satisfaction of Administrative Agent that the soil and subsurface conditions underlying the Subject Property will support the Improvements;
     (i) Environmental reports prepared at Borrower’s expense by a qualified environmental consultant reasonably approved by Administrative Agent. The environmental survey shall have, at a minimum, (a) demonstrated the absence of any existing or potential Hazardous Material contamination or violations of environmental Laws at the Subject Property, except as acceptable to Administrative Agent in its reasonable discretion, (b) included the results of all sampling or monitoring to confirm the extent of existing or potential Hazardous Material contamination at the Subject Property, including the results of leak detection tests for each underground storage tank located at the Subject Property, if any, (c) described response actions appropriate to remedy any existing or potential Hazardous Material contamination, and report the estimated cost of any such appropriate response, (d) confirmed that any prior removal of Hazardous Material or underground storage tanks from the Subject Property was completed in accordance with applicable Laws, and (e) confirmed whether or not the Land is located in a wetlands district;
     (j) The Administrative Agent has retained Lenders’ Consultant to issue a report which will contain an analysis of the Plans and Specifications, the Budget, the Construction Schedule, the General Contract, all subcontracts then existing and the Soil Report. Such report shall contain (i) an analysis satisfactory to the Administrative Agent demonstrating the adequacy of the Budget to complete the Project and (ii) a confirmation that the Construction Schedule is realistic.

ARTICLE 8
BUDGET AND CONTINGENCY FUND
     8.1 Budget. Disbursement of the Loan shall be governed by a budget for the Subject Property (the “Budget”), in form and substance acceptable to Administrative Agent in Administrative Agent’s reasonable discretion, specifying the amount of cash equity invested in the Subject Property and all costs and expenses of every kind and nature whatever to be incurred by Borrower in connection with the Subject Property prior to the Maturity Date as described more fully in Section 8.2 below. The Budget shall include, in addition to the Budget Line Items described in Section 8.2 below, the Contingency Fund described in Section 8.3 below, and amounts satisfactory to Administrative Agent for soft costs and other reserves acceptable to Administrative Agent. The initial Budget is attached hereto as Exhibit G and made a part hereof. Except as expressly provided herein to the contrary, all changes to the Budget shall in all respects be subject to the prior written approval of Administrative Agent. Changes in the scope of construction work or to any construction related contract must be documented with a change order on the AIA Form G 701 or equivalent form.
     8.2 Budget Line Items. The Budget shall include as line items (“Budget Line Items”), to the extent determined to be applicable by Administrative Agent in its reasonable discretion, the cost of all labor, materials, equipment, fixtures and furnishings needed for the completion of Construction, and all other costs, fees and expenses relating in any way whatsoever to the Construction of the Improvements, leasing commissions, tenant improvements and tenant allowances, operating deficits, real estate taxes, and all other sums due in connection with Construction and operation of the Subject Property, the Loan, and this Agreement. Borrower agrees that all Loan proceeds shall be used only for the Budget Line Items for which such proceeds were disbursed.
     Without limiting Borrower’s rights under Section 8.3 below, Borrower shall have the right to reallocate cost savings effected by final change order or other appropriate final documentation to other Budget Line Items subject to Administrative Agent’s prior written consent not to be unreasonably withheld.
     Lenders shall not be obligated to disburse any amount for any category of costs set forth as a Budget Line Item which is greater than the amount set forth for such category in the applicable Budget Line Item. Borrower shall pay as they become due all amounts set forth in the Budget with respect to costs to be paid for by Borrower.
     8.3 Contingency Fund. The Budget contains a line item titled “Hard Cost Contingency” designated for contingency (“Contingency Fund”) which shall represent an amount necessary to provide reasonable assurances to Lenders that additional funds are available to be used if additional costs and expenses are incurred or additional interest accrues on the Loan, or unanticipated events or problems occur. Borrower may from time to time request that the Contingency Fund be reallocated to pay needed Project Costs of the Subject Property. Borrower shall have the right to reallocate amounts from the Contingency Fund, without the prior written approval of the Administrative Agent, to the extent that the sum remaining in the

Contingency Fund, following such reallocation, represents at least 1.5% of the remaining amount in the line item for Hard Costs (Lab Tower & Garage) on Exhibit I. Requests to reallocate the Contingency Fund in excess of such amounts shall be subject to Administrative Agent’s written approval in its reasonable discretion.
     Borrower agrees that the decision with respect to utilizing portions of the Contingency Fund in order to keep the Loan “In Balance” shall, except as provided in the preceding paragraph of this Section 8.3, be made by the Administrative Agent in its reasonable discretion, and that the Administrative Agent may require Borrower to make a Deficiency Deposit even if funds remain in the Contingency Fund.
     8.4 Optional Method for Payment of Interest. For Borrower’s benefit, the Budget includes a Budget Line Item for interest. Borrower hereby authorizes the Administrative Agent from time to time, for the mutual convenience of Lenders and Borrower, to disburse Loan proceeds to pay all the then accrued interest on the Notes, regardless of whether Borrower shall have specifically requested a disbursement of such amount. Any such disbursement, if made, shall be added to the outstanding principal balance of the Note. The authorization hereby granted, however, shall not obligate Lender to make disbursements of the Loan for interest payments (except upon Borrower’s qualifying for and requesting disbursement of that portion of the proceeds of the Loan allocated for such purposes in the Budget) nor prevent Borrower from paying accrued interest from its own funds. Once the Subject Property begins to generate Net Operating Income, Borrower may only borrow from the Loan interest in excess of the Net Operating Income so generated.
ARTICLE 9
SUFFICIENCY OF LOAN
     9.1 Loan In Balance. Anything in this Agreement contained to the contrary notwithstanding, it is expressly understood and agreed that in the Administrative Agent’s reasonable discretion the Loan shall at all times be “In Balance” on a line-by-line and an aggregate basis. Each line item in the Budget shall be deemed to be “In Balance” only when the undisbursed portion of the then-current line item equals or exceeds the costs required to complete all elements of the construction of the Subject Property intended to be covered by such line item. The Loan shall be deemed to be “In Balance” in the aggregate only when the total of the undisbursed portion of the then-current Maximum Loan Amount less the Contingency Fund (subject to Borrower’s reallocation rights under Sections 8.2 and 8.3), equals or exceeds the aggregate of (a) the costs required to complete the construction of the Subject Property in accordance with the Plans and Specifications and the Budget, including, without limitation, all Tenant Work required to be performed by Borrower or tenant allowances to be paid for by Borrower under Leases or reasonably anticipated for unleased space; (b) the amounts to be paid as retainages to persons who have supplied labor or materials to the Subject Property; (c) the amount in excess of projected Net Operating Income required to pay interest on the Loan through the Maturity Date; and (d) all other hard and soft costs not yet paid for in connection with the Subject Property. Such costs and amounts described in clauses (a), (b), (c) and (d) may be estimated and/or approved in writing by the Administrative Agent from time to time.

Borrower agrees that if for any reason, in the Administrative Agent’s reasonable discretion, the amount of such undistributed Loan proceeds shall at any time be or become insufficient for such purpose regardless of how such condition may be caused, Borrower will, within ten (10) days after written request by the Administrative Agent, deposit the deficiency with the Administrative Agent (“Deficiency Deposit”). The Deficiency Deposit shall first be exhausted before any further disbursement of Loan proceeds shall be made. Lenders shall not be obligated to make any Loan disbursements if and for as long as the Loan is not “In Balance”. Notwithstanding anything contained herein to the contrary, if, as a result of any subsequent events, such Deficiency Deposit is no longer needed in order for the Loan to be “In Balance”, then to the extent that any portion of such Deficiency Deposit has not otherwise been applied to Project Costs, such Deficiency Deposit funds held by Administrative Agent shall be returned to Borrower.
ARTICLE 10
CONSTRUCTION PAYOUT REQUIREMENTS
     10.1 Applicability of Sections. The provisions contained in this Article 10 shall apply to the Opening of the Loan and to all disbursements of Loan proceeds during Construction.
     10.2 Biweekly Payouts. After the Opening of the Loan, further disbursements shall be made during Construction from time to time as Construction progresses, but no more frequently than twice in each calendar month (excluding any disbursements made under Section 8.4).
     10.3 Documents to be Furnished for Each Disbursement. As a condition precedent to each disbursement of the Loan proceeds, Borrower shall furnish or cause to be furnished to Administrative Agent the following documents covering each disbursement, in form and substance satisfactory to Administrative Agent:
          (a) A completed Borrower’s Certificate in the form of Exhibit H attached hereto and made a part hereof, a completed Soft and Hard Cost Requisition Form in the form of Exhibit I attached hereto and made a part hereof certified by Borrower, each executed by a duly authorized representative of Borrower, together with pay applications (prepared using AIA Form G702 and G703) certified by Borrower with a soft cost register;
          (b) General Contractor’s sworn statements and unconditional waivers of lien as and to the extent required pursuant to the terms of the General Contract, as well as any and all subcontractors’, material suppliers’ and laborers’ conditional waivers of lien required per the terms of the General Contract;
          (c) Paid invoices or other evidence satisfactory to the Administrative Agent that fixtures and equipment have been paid for and are free of any lien or security interest therein;
          (d) An endorsement to the Title Policy issued to the Administrative Agent on behalf of the Lenders covering the date not more than twenty-nine (29) days prior to the date of disbursement, increasing the insured amount to the then-current Outstanding Loan Amount (after giving effect to such disbursement) and showing the Mortgage as a first and prior lien on the Subject Property subject only to the Permitted Exceptions and particularly that nothing has intervened to affect the validity or priority of the Mortgage;
          (e) Copies of any change orders, whether proposed or executed, which have not been previously furnished to the Administrative Agent;
          (f) Copies of all construction contracts (including subcontracts) which have been executed since the last disbursement; and
          (g) Such other instruments, documents and information as the Administrative Agent or the Title Insurer may reasonably request.
     Additionally, as a condition precedent to the first disbursement of the Loan proceeds during any given calendar month, the Administrative Agent shall have received a favorable interim inspection report completed by Lenders’ Consultant which report is reasonably satisfactory to the Administrative Agent in all respects.
     10.4 Retainages. At the time of each disbursement of Loan proceeds, ten percent (10%) of the total amount then due the General Contractor and the various contractors, subcontractors and material suppliers for costs of Construction shall be withheld from the amount disbursed until 50% completion of the Construction is achieved. No further retainage shall be withheld from amounts disbursed after 50% Construction completion is achieved. On the Closing Date, Borrower shall deliver to Administrative Agent the same statement regarding the General Contract that is provided to Borrower in connection with its acquisition of the Subject Property, which statement shall confirm the retainage that has been withheld from the General Contractor, and that the Budget includes the appropriate retainage, given the then-current status of Construction and all prior payments to the General Contractor. The retained Loan amounts for Construction costs will be disbursed only at the time of the final disbursement of Loan proceeds under Article 11 below; provided, however, upon the satisfactory completion of one hundred percent (100%) of the work with respect to any trade (including any trade performed by General Contractor) or the delivery of all materials pursuant to a purchase order in accordance with the Plans and Specifications as certified by the Architect and Lenders’ Consultant, the retainages with respect to such trade or order, as the case may be, shall be disbursed to Borrower within thirty (30) days after Lenders’ Consultant’s approval of all work and materials and the Administrative Agent’s receipt of a final waiver of lien with respect to such completed work or delivered materials.
     10.5 Disbursements for Materials Stored On-Site. Any requests for disbursements which in whole or in part relate to materials, equipment or furnishings which Borrower owns and which are not incorporated into the Improvements as of the date of the request for disbursement, but are to be temporarily stored at the Subject Property, shall be made in an aggregate amount not to exceed the amounts set forth in the Budget. Any such request must be accompanied by evidence satisfactory to Administrative Agent that (i) such stored materials are included within the coverages of insurance policies carried by Borrower, (ii) the ownership of such materials is vested in Borrower free of any liens and claims of third parties, (iii) such materials are properly insured and protected against theft or damage, (iv) the materials used in the Construction are not commodity items but are uniquely fabricated for the Construction, (v) if requested by the Administrative Agent, the Lenders’ Consultant has viewed and inspected the stored materials, and (vi) if so requested by Administrative Agent, in the reasonable opinion of the Lenders’ Consultant the stored materials are physically secured and can be incorporated into the Subject Property within forty five (45) days. Administrative Agent may require separate Uniform Commercial Code financing statements to cover any such stored materials.
     10.6 Disbursements for Offsite Materials. Except to the extent expressly provided in the Budget, Administrative Agent may in its sole discretion, but shall not be obligated to, make disbursements for materials stored off-site, in which event all of the requirements of Section 10.5 (i)-(v) shall be applicable to such disbursement as well as any other requirements with the Administrative Agent may, in its sole discretion, determine are appropriate under the circumstances.
     10.7 Disbursements For Tenant Work and Allowances.
          (a) Lenders will agree to make interim disbursements for Tenant Work or tenant allowances for Tenants under the Leases as required to comply with the terms of any such Lease.
          (b) The first request for disbursement for Tenant Work in connection with a specific leased space in the Subject Property shall be accompanied by the following, all of which shall be subject to the reasonable approval of Administrative Agent:
               (i) copies of all contracts, if not previously delivered to Administrative Agent, for the performance of such Tenant Work;
               (ii) a cost breakdown for each trade performing Tenant Work in such leased space, and an estimated commencement and completion date;
               (iii) an estimate of all direct costs of the Tenant Work to be performed in such leased space which has not been contracted for or made subject to a work order or order to proceed;
               (iv) plans and specifications for the leased space, together with a certificate from an architect acceptable to the Administrative Agent that such plans and specifications comply with all Laws affecting the Subject Property and the lease covering such leased space; and
               (v) evidence of all insurance required to be maintained in connection with such Tenant Work pursuant to the terms of the Leases, including, without limitation, builder’s risk insurance coverage, all as evidenced by insurance certificates in favor of and acceptable to Administrative Agent.

     10.8 Disbursement of the Asset Management Fee. The Budget includes an asset management fee in an amount equal to $11,999,547 (the “Asset Management Fee”). The Asset Management Fee will be disbursed by the Administrative Agent as follows: (i) fifty percent (50%) of the Asset Management Fee shall be disbursed in thirty (30) equal monthly disbursements commencing on December 1, 2006, and (ii) the full remaining balance of the Asset Management Fee, including any undisbursed monthly amounts, shall be disbursed in one lump sum on the later to occur of (a) the Substantial Completion Date and (b) the date that the Actual Subject Property DSCR is not less than 1.20 to 1.0; provided, however, that notwithstanding the foregoing, amounts in respect of the Asset Management Fee otherwise available to Borrower, may, in Borrower’s sole discretion, be contributed to the Contingency Fund.
ARTICLE 11
FINAL DISBURSEMENT FOR CONSTRUCTION
     11.1 Final Disbursement for Construction. Lenders will advance to Borrower the final disbursement for the cost of Construction (including retainages) for the Subject Property when the following conditions (“Completion Conditions”) have been complied with respect to the Subject Property (hereinafter, “Final Completion”), provided that all other conditions in this Agreement for disbursements have been complied with:
          (a) The Improvements have been fully completed (except for any Tenant Work on then-unleased portions of the Subject Property) and equipped in accordance with the Plans and Specifications free and clear of any Liens (other than Permitted Liens) and any security interests(other than those provided hereunder) and are ready for occupancy;
          (b) Borrower shall have furnished to the Administrative Agent “all risks” casualty insurance in form and amount and with companies satisfactory to Lender in accordance with the requirements contained herein;
          (c) Borrower shall have furnished to the Administrative Agent copies of all material licenses and permits required by any Governmental Authority having jurisdiction for the occupancy of the Improvements and the operation thereof, including final, non-conditional certificates of occupancy from the municipality in which the Subject Property is located, or a letter from the appropriate Governmental Authority that no such certificate is issued;
          (d) All Tenants shall have executed acknowledgments of acceptance of their respective premises to the extent required pursuant to the terms of the applicable Leases;
          (e) Borrower shall have furnished a plat of survey covering the completed Improvements in compliance with Section 6.1(i);
          (f) All fixtures, furnishings, furniture, equipment and other property required for the operation of the Subject Property shall have been installed free and clear of all Liens (other than Permitted Liens) and all security interests (other than those provided hereunder);

          (g) Borrower shall have furnished to the Administrative Agent copies of all Release and Payment Receipt Affidavits (as such term is defined in the General Contract), in the form attached as Schedule 1 to the General Contract, from the General Contractor and all subcontractors and material suppliers who supplied materials and/or performed the work and constructed the Improvements at the Subject Property, together with any other statements and forms required for compliance with the mechanics’ lien laws of the Commonwealth of Massachusetts;
          (h) Borrower shall have furnished to the Administrative Agent a certificate from the Architect or other evidence satisfactory to the Administrative Agent dated at or about the Final Completion Date stating that (i) the Improvements have been completed in accordance with the Plans and Specifications, and (ii) the Improvements as so completed comply with all Applicable Laws; and
          (i) The Administrative Agent shall have received a certificate from Lenders’ Consultant that the Improvements have been satisfactorily completed in accordance with the Plans and Specifications.
ARTICLE 12
AFFIRMATIVE COVENANTS OTHER THAN
INFORMATION AND REPORTING REQUIREMENTS
     So long as any Advance remains unpaid or any other Obligation remains unpaid, or any portion of the Loan Commitment remains in force, Borrower shall, and shall cause the other Loan Parties and their other Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:
     12.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, and all claims for labor, materials or supplies that if unpaid might by Law become a Lien upon any of their respective Property, except that the Loan Parties and their respective Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge, levy or claim that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax or claim so long as no material Property of the Loan Parties or their Subsidiaries is at immediate risk of being seized, levied upon or forfeited.
     12.2 Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except (a)

as otherwise permitted by this Agreement and (b) where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.
     12.3 Maintenance of Projects. Maintain, preserve and protect all of their respective Income-Producing Projects in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Projects.
     12.4 Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Loan Parties or such Subsidiaries, as applicable, operate. Without limiting the foregoing, upon request of the Administrative Agent, each Loan Party shall maintain for itself, and its Subsidiaries, or cause each of its Subsidiaries to maintain, terrorism insurance in form, substance and amount as is reasonably satisfactory to the Administrative Agent.
     12.5 Compliance With Laws. Comply with all Requirements of Law noncompliance with which would constitute a Material Adverse Effect, except that the Loan Parties or such Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.
     12.6 Permitted Business Activities. Engage only in Permitted Business Activities, and only own assets and make Investments that will be used in connection with such Permitted Business Activities and are incidental thereto.
     12.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, consistently applied.
     12.8 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default, (b) then being contested by any of them in good faith by appropriate proceedings or (c) the failure with which to comply would not reasonably be expected to constitute a Material Adverse Effect.
     12.9 Use of Proceeds. Use the proceeds of the initial Loan to pay for Project Costs and a portion of the acquisition of 100% of the Subject Property, including customary transaction and closing costs.
     12.10 Hazardous Materials Laws. Keep and maintain all Projects and each portion thereof in compliance in all material respects with all applicable material Hazardous Materials Laws and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable material Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against the Loan Parties or their respective Subsidiaries relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of any of the Loan Parties or any of their respective Subsidiaries of any material occurrence or condition on any Project that could reasonably be expected to cause such Project to be subject to any restrictions on the ownership, occupancy, transferability or use of such Project under any applicable Hazardous Materials Laws.
     12.11 REIT Status. Maintain the status and election of Trust as a “real estate investment trust” under §856 of the Code and comply with the dividend and other requirements applicable under §857(a) of the Code.
     12.12 Inspection of Properties and Books. Permit the Lenders, through the Administrative Agent or any representative designated by the Administrative Agent, at Borrower’s expense, to visit and inspect any of the properties of the Loan Parties or any of their respective Subsidiaries (subject to the rights of any tenants), to examine the books of account of the Loan Parties and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Loan Parties and their respective Subsidiaries with, and to be advised as to the same by, their Senior Officers, all at such reasonable times (during normal business hours) and intervals as the Administrative Agent or any Lender may reasonably request upon reasonable notice; provided, however, that inspections made at Borrower’s expense shall be limited to once per year, unless an Event of Default shall have occurred and be continuing. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the Loan Parties’ or such Subsidiaries’ normal business operations.
     12.13 Construction of Improvements. Construct and equip the Improvements in a good and workmanlike manner with materials of high quality, in accordance with the Plans and Specifications (or in accordance with any changes therein that may be reasonably approved in writing by the Administrative Agent or as to which the Administrative Agent’s approval is not required), and such construction and equipping will be prosecuted with due diligence and continuity in accordance with the Construction Schedule and fully completed not later than the Final Completion Date. The Substantial Completion Date and the Final Completion Date shall be extended in writing by the Administrative Agent by the number of days resulting from any Unavoidable Delay in the construction of the Subject Property, (but under no circumstances shall the Administrative Agent be obligated to extend the Final Completion Date beyond November 16, 2009 (the “Final Completion Date Deadline”)), provided that the Administrative Agent shall not be obligated to grant any such extension unless (a) Borrower gives notice of such delay to the Administrative Agent within ten (10) days of learning of the event resulting in such delay, (b) after giving effect to the consequences of such delay, the Loan shall remain “In Balance” and (c) such delay does not cause Borrower to be in default under any of the Leases, or Borrower obtains a written extension from each Tenant whose Lease does not permit such delay.
     12.14 Correction of Defects. Promptly after Borrower acquires knowledge of or receives notice of a material defect in the Improvements or any material departure from the Plans and Specifications, or any other requirement of this Agreement, Borrower will proceed with diligence to correct or cause to be corrected all such defects and departures.

     12.15 Inspection by the Administrative Agent. Cooperate with the Administrative Agent in arranging for inspections by representatives of Lenders of the progress of Construction from time to time at reasonable times and upon reasonable prior notice, including an examination of (i) the Improvements, (ii) all materials to be used in the Construction, (iii) all plans and shop drawings which are or may be kept at the construction site, (iv) any contracts, bills of sale, statements, receipts or vouchers in connection with the Improvements, (v) all work done, labor performed, materials furnished in and about the Improvements, (vi) all books, contracts and records with respect to the Improvements, and (vii) any other documents relating to the Improvements or the Construction; provided, however, that such inspections do not interfere with the construction of the Improvements and comply with all applicable safety requirements of the General Contractor. Borrower shall cooperate with Lenders’ Consultant to enable him to perform his functions hereunder.
     12.16 Furnishing Notices. Provide Administrative Agent with copies of all material notices pertaining to the Subject Property received by Borrower from any Tenant, Governmental Authority or insurance company within seven (7) Banking Days after such notice is received.
     12.17 Furnishing Reports. Upon request, provide the Administrative Agent with copies of all material inspections, reports, test results and other information received by Borrower, relating to the Subject Property or any part thereof.
     12.18 More Restrictive Agreements. Promptly notify the Administrative Agent should any Loan Party or any Subsidiary of a Loan Party enter into or modify any agreements or documents pertaining to any existing or future Indebtedness, Debt Offering or issuance of Preferred Equity, which agreements or documents include covenants, whether affirmative or negative, which are individually or in the aggregate more restrictive as to the matters covered by the provisions of Sections 13.1, 13.3, 13.5 through 13.9, inclusive (or any other provisions which may have the same practical effect as any of the foregoing) against any of the Loan Parties or their respective Subsidiaries than those set forth herein, or which provide for a guaranty of the obligations thereunder by a Person that is not liable for the Obligations. If requested by the Requisite Lenders, the Loan Parties, the Administrative Agent, and the Requisite Lenders shall promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions or provide for a guaranty of the Obligations by such Person, in each case solely for the duration of such restrictive provisions or guaranties under such other agreements or documents, as determined by the Requisite Lenders in their sole reasonable discretion. Notwithstanding the foregoing, this Section 12.18 shall not apply to covenants contained in any agreements or documents that relate only to a specific Project that is collateral for any existing or future Indebtedness of any of Loan Party or their Subsidiaries that is permitted by the terms of this Agreement.
     12.19 Indemnification. Borrower shall indemnify Lenders and their respective officers, directors, employees, agents, and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss and liability, cost and expense (including attorneys’ fees, costs and expenses) of any and every kind to any persons or property by reason of (i) the Construction; (ii) the operation or maintenance of the Subject Property; (iii) any breach of representation or warranty, Default or Event of Default; or

(iv) any other matter arising in connection with the Loan, Borrower or the Subject Property. No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct.
ARTICLE 13
NEGATIVE COVENANTS
     So long as any Advance remains unpaid or any other Obligation remains unpaid, or any portion of the Loan Commitment remains in force, the Loan Parties and their respective Subsidiaries shall not, unless the Administrative Agent otherwise consents (after having obtained the written approval of the Requisite Lenders or of such other group of Lenders as may be expressly required to authorize the Administrative Agent to grant such approval either hereunder or under the Co-Lender Agreement):
     13.1 Mergers and Liquidation. (i) Merge or consolidate with or into any Person, except a merger or consolidation of one or more Loan Parties with and into another Loan Party or one or more Subsidiaries of a Loan Party with and into another Subsidiary of such Loan Party or another Loan Party, provided that in all cases Parent and Borrower must both be surviving entities or (ii) agree to sell, transfer or dispose of assets which, when aggregated with all other assets sold during the current Fiscal Quarter and the three (3) preceding Fiscal Quarters, would exceed twenty percent (20%) of the then-current Gross Asset Value. Notwithstanding the foregoing, the Parent may permit the merger or consolidation of any Subsidiary (other than Borrower) or any transfer of any Project (other than the Subject Property), so long as such transaction is permitted by, and satisfies the requirements of, the Related Facilities.
     13.2 ERISA. (a) At any time, permit any Pension Plan to: (i) engage in any non exempt “prohibited transaction” (as defined in Section 4975 of the Code) that would constitute a Material Adverse Effect, (ii) fail to comply with ERISA in a manner that would constitute a Material Adverse Effect, (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA) to the extent that it would constitute a Material Adverse Effect or (iv) terminate in any manner that would constitute a Material Adverse Effect, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so would constitute a Material Adverse Effect.
     13.3 Permitted Business Activities. Engage in or pursue any business or other activities or ventures other than Permitted Business Activities, or otherwise make any material change in the principal nature of the business of the Consolidated Group.
     13.4 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Loan Parties or their respective Subsidiaries other than (a) salary, bonus, employee stock option, relocation assistance and other compensation arrangements with directors or officers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors of Parent and expressly authorized by a resolution of the board of directors of Parent which is approved by a majority of the directors not having an interest in the transaction, (c) transactions expressly permitted by this Agreement, (d) transactions between one

Loan Party and another Loan Party or one Subsidiary and another Subsidiary or one Subsidiary and a Loan Party and (e) transactions on overall terms at least as favorable to the Loan Parties or their Subsidiaries as would be the case in an arm’s length transaction between unrelated parties of equal bargaining power.
     13.5 Leverage Ratio. Permit the Leverage Ratio to be greater than 60%.
     13.6 [Intentionally Omitted].
     13.7 Fixed Charge Coverage. Permit the Fixed Charge Coverage Ratio, as of any day, to be less than 1.50 to 1.00.
     13.8 [Intentionally Omitted].
     13.9 Net Worth. Permit Net Worth, as of any date, to be less than the sum of (a) $625,000,000 and (b) eighty five percent (85%) of the net proceeds from any Equity Offering of any Loan Party made after June 28, 2006.
     13.10 [Intentionally Omitted].
     13.11 [Intentionally Omitted].
     13.12 [Intentionally Omitted].
     13.13 [Intentionally Omitted].
     13.14 Secondary Financing. Permit Borrower to incur or undertake any additional subordinate Indebtedness or other secondary financing relating to the Subject Property without first obtaining the prior written approval of the Requisite Lenders, which, unless otherwise provided for in the Co-Lender Agreement, must include approvals from the Requisite Tranche B Lenders, not to be unreasonably withheld.
     13.15 Liens. Create, incur, or suffer to exist any Negative Pledge or Lien in, of or on the Subject Property or any ownership interests in the Borrower, except:
          (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without material penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
          (b) Liens imposed by Law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith in accordance with the terms of the Mortgage;

          (c) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
          (d) Liens arising out of or in connection with the incurrence of any additional subordinate Indebtedness by Borrower or other secondary financing relating to the Subject Property permitted by the Requisite Lenders, and the Requisite Tranche B Lenders, pursuant to terms of Section 13.14 hereinabove;
          (e) easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character (including, without limitation, Liens with respect to rights of tenants under lease and rental agreements entered into in the ordinary course of business) and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower; and
          (f) Liens in favor of the Administrative Agent and the Lenders under the Loan Documents.
Liens permitted pursuant to this Section 13.15 shall be deemed to be “Permitted Liens.”
     13.16 [Intentionally Omitted].
     13.17 Formation Documents. Permit any material change to the articles of incorporation, bylaws, partnership agreement or any other material formation documents of Parent or the Trust without the written consent of the Requisite Lenders, other than with respect to changes made in connection with any preferred Equity Offering to reflect the terms of the preferred securities being issued thereunder and any other amendments incidental thereto which may be made without the Requisite Lenders consent, so long as the Administrative Agent has reviewed such changes and confirmed that the terms of such preferred securities are customary and do not create any creditors’ rights that would adversely affect in any material respect the rights of the Lenders hereunder.
     13.18 Restrictions on Transfer. Directly or indirectly, make or permit to be made, by voluntary or involuntary means, any sale, assignment, transfer, disposition, mortgage, pledge, hypothecation or encumbrance of its direct or indirect interest in any Loan Party (provided that the foregoing shall not prohibit transfers of Parent’s interest in any other Loan Party provided such Loan Party remains a Wholly-Owned Subsidiary of Parent), or any dilution of its direct or indirect interest in any Loan Party. Parent shall not in any manner transfer, assign, diminish or otherwise restrict its direct or indirect right to vote or other rights with respect to any Loan Party. Notwithstanding anything contained in this Section 13.18 to the contrary, not more than forty-nine (49%) of the aggregate membership interest in Borrower may be transferred upon prior notice to the Administrative Agent (but without the prior written consent of the Administrative Agent) provided that following such transfer(s) (each, a “Permitted Transfer”), Guarantors shall continue to own (directly or indirectly) not less than fifty-one percent (51%) of the membership interests in Borrower and Parent shall remain as the managing member of Borrower, and, as a result of such managing membership interest, control the management as well as the day-to-day operations of Borrower.
     13.19 Changes in Plans and Specifications. No changes will be made in the Plans and Specifications without the prior written approval of Administrative Agent; provided, however, that Borrower may make changes to the Plans and Specifications without such prior written approval if (i) Borrower notifies Administrative Agent in writing of such change within seven (7) Banking Days thereafter; (ii) Borrower obtains the approval of all other parties whose approval may be required, including any tenants under Leases, sureties, and any Governmental Authority to the extent approval from such parties is required; (iii) the structural integrity of the Improvements is not impaired; (iv) no material change in architectural appearance is effected; (v) the performance of the mechanical, electrical, and life safety systems of the Improvements is not adversely affected; and (vi) the cost of or reduction resulting from any one such change does not exceed $750,000 and the aggregate change in cost of all such changes does not exceed $1,500,000.
     13.20 Leasing Restrictions. Without the prior written consent of Administrative Agent, Borrower and Borrower’s agents shall not (i) materially modify or amend or terminate any Lease or any letter of credit provided by the Tenant under any Lease, or (ii) accept any rental payment more than one month in advance of its due date. Borrower shall provide Administrative Agent with a copy of the fully executed Leases promptly following their execution.
     13.21 Defaults Under Leases. Suffer or permit any breach or default to occur in any of Borrower’s obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any requirement of any Lease including those with respect to any time limitation within which any of Borrower’s work is to be done or the space is to be available for occupancy by the lessee. Borrower shall notify Administrative Agent promptly in writing in the event a Tenant commits a material default under a Lease.
     13.22 Management and Development Contracts. Enter into, materially modify or amend, terminate or cancel any material management contracts and/or development agreements for the Subject Property or agreements with agents or brokers, without the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld or delayed.
     13.23 Construction Contracts. Enter into, materially modify or amend, terminate or cancel the General Contract or any other material contracts for the Construction, without the prior written approval of Administrative Agent, which approval shall not be unreasonably withheld or delayed. Borrower will furnish Administrative Agent promptly after execution thereof executed copies of all material contracts between Borrower, architects, engineers and contractors and all subcontracts between the General Contractor or contractors and all of their subcontractors and suppliers (to the extent such subcontracts are available to Borrower), which contracts and subcontracts may not have been furnished pursuant to Section 7.1(a) at the time of the Opening of the Loan.

ARTICLE 14
CASUALTIES AND CONDEMNATION
     14.1 Lenders’ Election to Apply Proceeds on Indebtedness.
          (a) Subject to the terms and provisions of those Leases in effect as of the date hereof as well as the provisions of Section 14.1(b) below, the Administrative Agent may elect to collect, retain and apply upon the Advances and other Obligations of Borrower under this Agreement or any of the other Loan Documents all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”) after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges. Any proceeds remaining after repayment of the indebtedness under the Loan Documents shall be paid by the Administrative Agent to Borrower.
          (b) Notwithstanding the right of Administrative Agent to apply Proceeds to the Advances and the other Obligations of Borrower pursuant to Section 14.1(a), in the event of any casualty to the Improvements or any condemnation of part of the Subject Property, Borrower shall have the option of applying the Proceeds to restoration of the Improvements if (i) no Event of Default otherwise exists, (ii) all Proceeds are deposited with Administrative Agent, (iii) in Administrative Agent’s reasonable judgment, the amount of Proceeds available for restoration of the Improvements (together with undisbursed proceeds of the Loan, if any, allocated for the cost of the Construction and any sums or other security acceptable to Administrative Agent deposited with Administrative Agent by Borrower for such purpose) is sufficient to pay the full and complete costs of such restoration, (iv) no material Leases in effect at the time of such casualty or condemnation are or will be terminated as a result of such casualty or condemnation, and (v) in Administrative Agent’s reasonable determination, the Subject Property can be restored to an architecturally and economically viable project in compliance with Applicable Laws.
     14.2 Borrower’s Obligation to Rebuild and Use of Proceeds Therefor. In case the Administrative Agent does not elect to apply or does not have the right to apply the Proceeds to the Obligations, as provided in Section 14.1 above, Borrower shall:
          (a) Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Proceeds to be deposited with Administrative Agent;
          (b) In the event of any delay in making settlement with insurers or the appropriate governmental authorities or effecting collection of the Proceeds, deposit with Administrative Agent the full amount required to complete construction as aforesaid;
          (c) In the event the Proceeds and the available proceeds of the Loan are insufficient to assure the Lenders that the Loan will be In Balance, promptly deposit with Administrative Agent any amount necessary to place the Loan In Balance; and

          (d) Promptly proceed with the assumption of construction of the Improvements, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.
Any request by Borrower for a disbursement by Lenders of Proceeds and funds deposited by Borrower shall be treated by Lenders as if such request were for an advance of the Loan hereunder, and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of the same conditions precedent as would be applicable under this Agreement for an advance of the Loan.
ARTICLE 15
INFORMATION AND REPORTING REQUIREMENTS
     15.1 Financial and Business Information. So long as any Advance remains unpaid or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, at Borrower’s sole expense, deliver to the Administrative Agent for distribution by it to the Lenders, a sufficient number of copies for all of the Lenders of the following:
          (a) As soon as practicable, and in any event within fifty (50) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), quarterly unaudited consolidated financial statements, including a consolidated balance sheet, income statement and statement of cash flows of the Consolidated Group as at the end of such Fiscal Quarter and for such Fiscal Quarter, and the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by the Parent’s chief financial officer or chief accounting officer as fairly presenting the financial condition, results of operations and cash flows of the Consolidated Group in accordance with Generally Accepted Accounting Principles (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year end accruals and audit adjustments;
          (b) As soon as practicable, and in any event within (i) fifty (50) days after the end of each Fiscal Quarter other than the fourth Fiscal Quarter of any Fiscal Year and (ii) one hundred (100) days after the end of such fourth Fiscal Quarter, a Compliance Certificate as of the last day of such Fiscal Quarter, providing reasonable detail as to the calculation thereof;
          (c) As soon as practicable, and in any event within (i) fifty (50) days after the end of each Fiscal Quarter other than the fourth Fiscal Quarter of any Fiscal Year and (ii) one hundred (100) days after the end of such fourth Fiscal Quarter, statements of operating income for such Fiscal Quarter and Fiscal Year to date for the Subject Property and a complete Project roster, each in such detail as the Administrative Agent may reasonably require;
          (d) All written information provided to shareholders of Parent;

          (e) Upon request by the Administrative Agent, as soon as practicable, and in any event before the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year for the Consolidated Group, all in reasonable detail;
          (f) Promptly after request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Parent or any other member of the Consolidated Group, or any audit of any of them;
          (g) Promptly after the same are available, and in any event within ten (10) days after filing with the Securities and Exchange Commission, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section 15.1;
          (h) Promptly after request by the Administrative Agent or any Lender, copies of any other material report or other document that was filed by the Consolidated Group with any Governmental Agency;
          (i) Promptly upon a Senior Officer becoming aware, and in any event within five (5) Banking Days after becoming aware, of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action the Consolidated Group is taking or propose to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;
          (j) As soon as practicable, and in any event within five (5) Banking Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than five (5) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action the Consolidated Group is taking or propose to take with respect thereto;
          (k) Promptly upon a Senior Officer becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against any Loan Party that is $5,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $5,000,000 or more or any lessor under a lease involving aggregate rent of $5,000,000 or more has asserted a default thereunder on the part of any Loan Party or, (iii) any Person has commenced a legal proceeding with respect to a claim against any Loan Party under a contract (that is not a credit agreement or material lease) in excess of $5,000,000 or which otherwise would constitute a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action the Loan Parties are taking or propose to take with respect thereto;
          (l) [Intentionally omitted];
          (m) Not later than fifty (50) days after the end of each fiscal quarter of the Consolidated Group (including the fourth fiscal quarter in each year), a list (which may be included in the Compliance Certificates) setting forth the following information with respect to each new Subsidiary or Controlled Entity of any of the Loan Parties: (i) the name, structure and ownership of the Subsidiary or Controlled Entity, (ii) a description of the property owned by such Subsidiary or Controlled Entity, and (iii) such other information as the Administrative Agent may reasonably request;
          (n) Simultaneously with the delivery of the financial statements to Administrative Agent (if such information is not otherwise included in the financial statements or other information presented to the Lenders pursuant to this Section 15.1), a statement (which may be included in the Compliance Certificates) listing (i) the Projects owned by the Consolidated Group (or in which the Consolidated Group owns an interest) and stating the location thereof, the date acquired and the acquisition cost (with respect to each new Project), (ii) the Indebtedness of the Consolidated Group, which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non recourse, and (iii) the Projects of the Consolidated Group which are Unstabilized Projects and providing a brief summary of the status of such development;
          (o) Commencing thirty (30) days following the Substantial Completion of the Construction of the Improvements on the Subject Property, and fifteen (15) days following the end of each calendar month thereafter, Borrower shall deliver to Administrative Agent: a current rent roll and a summary of all leasing activity then taking place with respect to the Subject Property, particularly describing the status of all pending lease negotiations, if any, and (ii) after Substantial Completion of the Construction of the Improvements, monthly unaudited operating cash flow statements for the Subject Property, certified as true, complete and correct by Borrower showing actual sources and uses of cash during the preceding month; and
          (p) Such other data and information as from time to time may be reasonably requested by the Administrative Agent, any Lender (through the Administrative Agent) or the Requisite Lenders.
     15.2 Appraisals. The Administrative Agent shall have the right to obtain new or updated Appraisals of the Subject Property from time to time. Borrower shall reasonably cooperate with Administrative Agent in this regard. If the Appraisal is obtained to comply with this Agreement or any Applicable Law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Administrative Agent’s request; provided, however, that absent an Event of Default, Borrower shall not be required to pay for any new or updated Appraisals of the Subject Property more than one time per calendar year.
ARTICLE 16
EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT
     16.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an “Event of Default”:
          (a) Borrower fails to pay any principal on any of the Notes, or any portion thereof, on the date when due; or
          (b) Except as otherwise expressly provided in Section 13.18 hereinabove, any sale of all or a portion of the Subject Property (or a sale of all or any portion of the equity interest in the Borrower) shall occur; or
          (c) Borrower fails to pay any interest on any of the Notes within five (5) Banking Days after the date when due; or Borrower fails to pay any other fee or amount payable to the Lenders or the Administrative Agent under any Loan Document, or any portion thereof, within ten (10) Banking Days after demand therefor; or
          (d) Borrower or any of the other Loan Parties fails to comply with any of the covenants contained in Sections 13.1 through 13.18; or
          (e) Borrower shall fail to comply with Section 15.1(k) in any way that is materially adverse to the interests of the Lenders; or
          (f) Final Completion shall not have occurred by the Final Completion Date Deadline; or
          (g) Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c), (d) or (e) above, or otherwise set forth below in this Section 16.1) contained in any Loan Document on its part to be performed or observed within thirty (30) days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default or, if such Default is not reasonably susceptible of cure within such period, within such longer period as is reasonably necessary to effect a cure so long as Borrower or such Loan Party continues to diligently pursue cure of such Default but not in any event in excess of ninety (90) days; and provided further, however, that notwithstanding the 30-day cure period or extended cure period described above in this clause (f), if a different notice or cure period is specified under any Loan Document or under any provision of the Loan Documents as to any such failure or breach, the specific Loan Document or provision shall control, and Borrower or such Loan Party shall have no more time to cure the failure or breach than is allowed under the specific Loan Document or provision as to such failure or breach; or
          (h) A delay in the Construction or a discontinuance for a period of more than thirty (30) consecutive days after written notice from Administrative Agent concerning such delay or discontinuance (subject to Unavoidable Delays), or any material delay in Construction so that the same is not in accordance with the Construction Schedule and reasonably likely to be completed on or before the Final Completion Date Deadline; or
          (i) The bankruptcy or insolvency of the General Contractor and failure of Borrower to procure a contract with a new contractor satisfactory to Administrative Agent within forty-five (45) days from the occurrence of such bankruptcy or insolvency; or
          (j) Failure by Borrower to make any Deficiency Deposit with Administrative Agent within the time and in the manner required by Article 9 hereof; or
          (k) Any default, continuing beyond applicable notice and cure periods, by Borrower or BIDMC under the BIDMC Lease, or the termination of the BIDMC Lease; or
          (l) Any representation or warranty of Borrower or any other Loan Party made in any Loan Document, or in any certificate or other writing delivered by Borrower or any Loan Party pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Lenders; or
          (m) Any payment or other monetary default under the Unsecured Credit Agreement or the acceleration of the sums due pursuant to the Unsecured Credit Agreement or any promissory notes evidencing the credit facility created by the Unsecured Credit Agreement as a result of any other default under the Unsecured Credit Agreement; or
          (n) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of the Administrative Agent or the Lenders or satisfaction in full of all the Obligations ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which is materially adverse to the interests of the Lenders; or any Loan Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or
          (o) Any member of the Consolidated Group institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its

Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days or such Person consents thereto or acquiesces therein, or a decree or order for relief is entered in respect of any such Person in such proceeding; or
          (p) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or
          (q) Any Pension Plan maintained by any member of the Consolidated Group is determined to have a material “accumulated funding deficiency” as that term is defined in Section 302 of ERISA of an amount that would constitute a Material Adverse Effect.
     16.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:
          (a) Upon the occurrence and during the continuance of any Event of Default, Administrative Agent, on behalf of the Lenders, may take possession of the Subject Property and complete the Construction and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents, including either the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Administrative Agent its lawful attorney-in-fact with full power of substitution in the Subject Property to complete the Construction in the name of Borrower; to use unadvanced funds remaining under the Loan or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the Maximum Loan Amount, to complete the Construction; to make changes in the Plans and Specifications which shall be necessary or desirable to complete the Construction in substantially the manner contemplated by the Plans and Specifications; to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Subject Property; to execute all applications and certificates in the name of Borrower prosecute and defend all actions or proceedings in connection with the Improvements or the Subject Property; to take action and require such performance as it deems necessary under any of the Bonds to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; and to do any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.
          (b) Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may withhold further disbursement of the proceeds of the Loan and/or terminate the Tranche B Lenders’ obligations to make further disbursements hereunder.
          (c) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default with respect to Borrower described in Section 16.1(o), the

Requisite Lenders (or such other group of Lenders as may then have the right under the Co-Lender Agreement to direct or approve of the actions of the Administrative Agent in such regard) may request the Administrative Agent to, and the Administrative Agent thereupon shall, declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower, and Lenders’ Commitments to make further disbursements hereunder shall be terminated immediately without any further action.
          (d) Upon the occurrence and during the continuance of any Event of Default with respect to Borrower described in Section 16.1(o), the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, all without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.
          (e) Upon the occurrence and during the continuance of any Event of Default, the Requisite Lenders (or such other group of Lenders as may then have the right under the Co-Lender Agreement to direct or approve of the actions of the Administrative Agent in such regard) may direct the Administrative Agent to, and the Administrative Agent thereupon shall, on behalf of the Lenders, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), proceed to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Loan Party and such other rights and remedies as are provided by Law or equity.
          (f) The order and manner in which the Lenders’ rights and remedies are to be exercised shall be determined by the Administrative Agent in accordance with the terms of the Co-Lender Agreement, and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied as provided for in the Co-Lender Agreement. No application of payments under this clause (f) will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity. Notwithstanding anything to the contrary herein, any amounts that are paid by or collected from Guarantors under the Payment Guaranty shall not be applied to Tranche A, but shall instead be paid to the Tranche B Lenders and Tranche C Lenders, on a pari passu basis in proportion to the outstanding principal balance under their respective Notes, on account of the principal due under their respective Notes.
ARTICLE 17
THE ADMINISTRATIVE AGENT
     17.1 Appointment and Authorization. Subject to Section 17.8, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as the contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.
     17.2 Administrative Agent and Affiliates. KeyBank (and each successor Administrative Agent in its individual capacity) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” includes KeyBank in its individual capacity. KeyBank (and each successor Administrative Agent in its individual capacity) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower or any other member of the Consolidated Group, as if it were not the Administrative Agent and without any duty to account therefor to the Lenders. KeyBank (and each successor Administrative Agent in its individual capacity) need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as the Administrative Agent hereunder, or for any monies received by it in its capacity as a Lender hereunder, other than as required of any Lender hereunder. The Administrative Agent shall not be deemed to hold a fiduciary or agency relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.
     17.3 Proportionate Interest in any Collateral. The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent’s and the Lenders’ rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys’ fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Administrative Agent or, upon the occurrence and during the continuation of an Event of Default, a Lender) and subject to the application of payments in accordance with Section 16.2(f), each Lender shall have an interest in the Administrative Agent’s interest in such collateral or interests therein in accordance with the terms of the Co-Lender Agreement.
     17.4 Lenders’ Credit Decisions. Each Lender agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

     17.5 Action by Administrative Agent.
          (a) Absent actual knowledge of the Administrative Agent of the existence of a Default, the Administrative Agent may assume that no Default (other than the failure to make a payment of principal or interest when due) has occurred and is continuing, unless the Administrative Agent has received notice from Borrower stating the nature of the Default or has received notice from a Lender stating the nature of the Default and that such Lender considers the Default to have occurred and to be continuing.
          (b) The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.
          (c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Administrative Agent shall be required to comply with the instructions of those Lenders authorized to instruct the Administrative Agent from time to time under the Co-Lender Agreement and those instructions shall be binding upon the Administrative Agent and all the Lenders, provided that the Administrative Agent shall not be required to comply with such instructions if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.
          (d) If the Administrative Agent has received a notice specified in clause (a) or has actual knowledge of the existence of a Default, the Administrative Agent shall promptly give notice thereof to the Lenders and shall comply with the instructions of those Lenders then authorized to instruct the Administrative Agent under the Co-Lender Agreement, provided that the Administrative Agent shall not be required to comply with such instructions if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and except that if such Lenders fail, for five (5) Banking Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Lenders.
     17.6 Liability of Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:
          (a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender’s interest in the Obligations for all purposes of this Agreement until the Administrative

Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender;
          (b) May consult with legal counsel (including in house legal counsel), accountants (including in house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for the Consolidated Group or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts;
          (c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents;
          (d) Shall have no duty to ask or inquire as to the performance or observance by Borrower or the Loan Parties of any of the terms, conditions (except to ascertain that documents facially responsive to the requirements of Section 6.1(a) have been delivered) or covenants of any of the Loan Documents or to inspect any collateral or any Property, books or records of the Loan Parties;
          (e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any collateral;
          (f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed in good faith by it to be genuine and signed or sent by the proper party or parties;
          (g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any other Loan Party thereof or paid or payable to or received or receivable from any Lender under any Loan Document, including, without limitation, principal, interest, commitment fees, Advances and other amounts; provided that, promptly upon discovery of such an error in computation, the Administrative Agent, the Lenders and (to the extent applicable) Borrower and/or the other Loan Parties shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred; and
          (h) Have not made nor do they now make any representations or warranties, express or implied, nor do they assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Consolidated Group, the value of their respective assets or the collectability of the Loans.
     17.7 Indemnification. Each Lender shall, ratably in accordance with its Percentage of the aggregate Indebtedness then evidenced by the Notes, indemnify and hold the Administrative Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and allocated costs of attorneys employed by the Administrative Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as the Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent upon demand for that Lender’s Percentage of any out of pocket cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that any Borrower or any other Loan Party is required by Section 18.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 17.7 shall entitle the Administrative Agent or any indemnitee referred to above to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower or any other Loan Party. To the extent that the Administrative Agent or any indemnitee referred to above is later reimbursed such amount by Borrower or any other Loan Party, it shall return the amounts paid to it by the Lenders in respect of such amount.
     17.8 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon reasonable notice to the Lenders and Borrower effective not earlier than thirty (30) days after such notice, upon acceptance of appointment by a successor Administrative Agent. Such Lenders as may then be authorized under the Co-Lender Agreement to do so may (with the prior consent, not to be unreasonably withheld or delayed, of Trust, unless an Event of Default shall have occurred and be continuing) remove the Administrative Agent from its capacity as Administrative Agent in the event of the Administrative Agent’s willful misconduct or gross negligence. If the Administrative Agent shall resign or be removed as Administrative Agent under this Agreement, such Lenders as may then be authorized under the Co-Lender Agreement to do so, acting pursuant to the Co-Lender Agreement, shall appoint a successor Administrative Agent for the Lenders, which successor Administrative Agent shall require approval by Trust so long as no Default or Event of Default has occurred and is continuing (and such approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and, so long as no Default or Event of Default has occurred and is continuing, with the consent of Trust, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 17, and Sections 18.3, 18.11 and 18.22, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is ninety (90) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as such Lenders as are then permitted to do so under the Co-Lender Agreement appoint a successor Administrative Agent.
     17.9 No Obligations of Borrower. Nothing contained in this Article 17 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Lenders, Borrower’s obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.
ARTICLE 18
MISCELLANEOUS
     18.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Articles 6 and 7 hereof are inserted for the sole benefit of the Administrative Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent’s or the Lenders’ rights to assert them in whole or in part in respect of any other Loan.
     18.2 Subordination of Mortgage to Condominium; Release of BIDMC Parking Unit from Lien of Mortgage.
          (a) Upon the request of the Borrower, Administrative Agent shall (x) subordinate the lien of the Security Documents on the Subject Property to the Condominium Documents and (y) release the BIDMC Parking Unit from such lien on the Subject Property, provided that the following conditions are satisfied: (i) there is then occurring no Event of Default, (ii) the Administrative Agent has reviewed and approved the final form of the Condominium Documents and all plans and other agreements delivered or executed in connection therewith, and determined that such agreements are intended to facilitate the development of the Subject Property and do not have a material and adverse impact on the construction, ownership, use or operation of the Subject Property (and, as of the date hereof, the Administrative Agent hereby approves the current form of the Condominium Documents and all plans and other agreements delivered in connection herewith), (iii) the Administrative Agent has received evidence reasonably satisfactory to the Administrative Agent and the Administrative Agent’s counsel that the Subject Property after such release shall comply with all applicable Laws, including, without limitation, all applicable zoning by-laws and all applicable federal, state, and local permits, (iv) the BIDMC Parking Unit has been assigned a separate tax parcel identification number, or is reasonably anticipated to have a separate tax parcel identification number in the ordinary course, (v) to the extent not previously granted, easements, in form and substance satisfactory to the Administrative Agent, shall have been executed in order to enable the use of the Garage by the various users, thereof, including, without limitation, BIDMC and the other tenants and occupants of the Subject Property, and (vi) the Borrower and each Guarantor shall execute all instruments and agreements reasonably requested by the Administrative Agent with respect to such subordination and partial release of mortgage lien (hereinafter, the date on which the BIDMC Parking Unit is so released from the lien of the Security Documents on the Subject Property, the “BIDMC Parking Unit Release Date”).
          (b) In order to effectuate the subordination of the lien of the Security Documents on the Subject Property to the Condominium Documents, and the release of the BIDMC Parking Unit from such lien, an escrow arrangement, in form and substance reasonably satisfactory to the Administrative Agent, the Borrower, and BIDMC shall be entered into such that the following events shall all occur: (i) the Administrative Agent, on behalf of the Lenders, shall subordinate such lien to the Condominium Documents, (ii) the Administrative Agent, on behalf of the Lenders, shall release such lien on the BIDMC Parking Unit, (iii) the fee simple determinable currently held by BIDMC in the Adjacent Property shall terminate, and (v) all obligations of the Parking Agreement shall be deemed satisfied such that the Borrower shall receive the purchase price of $28,800,000 (subject to adjustments, and reduced to cover transfer taxes and closing costs per the Parking Agreement) for the BIDMC Parking Unit.
     18.3 Costs, Expenses and Taxes. Borrower shall pay within five (5) Banking Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, execution, delivery, administration and interpretation of the Loan Documents and any amendment thereto or waiver thereof. Following and during the continuation of an Event of Default, Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent and the Lenders in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out of pocket expenses and the reasonable fees and out of pocket expenses of any legal counsel (including reasonably allocated costs of legal counsel employed by the Administrative Agent or any Lender), independent public accountants and other outside experts retained by the Administrative Agent or any Lender, whether or not such costs and expenses are incurred or suffered by the Administrative Agent or any Lender in connection with or during the course of any bankruptcy or insolvency proceedings of any member of the Consolidated Group. Borrower shall pay any and all documentary and other taxes, excluding (i) taxes imposed on or measured in whole or in part by any Lender’s overall net income imposed on such Lender (including taxes on gross income imposed in lieu of net income, minimum taxes or branch profits taxes) by (A) any jurisdiction (or political subdivision thereof) in which such Lender is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which such Lender is “doing business” or (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which any Lender has failed, for any reason, to provide Borrower with the appropriate form or forms required by Section 18.21, to the extent such forms are then required by applicable Laws to establish a complete exemption, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in Section 18.11 the Administrative Agent and the Lenders from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Administrative Agent or any Lender under this Section 18.3 shall bear interest from the fifth Banking Day following the date of demand for payment at the Default Rate.
     18.4 Nature of Lenders’ Obligations. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any other member of the Consolidated Group. A default by any Lender will not increase the Percentage of the Commitments attributable to any other Lender. Any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so. The Administrative Agent agrees that it will use reasonable efforts (which will not include the payment of money) either to induce the other Lenders to assume the obligations of a Lender in default or to obtain another Lender, reasonably satisfactory to Borrower, to replace such a Lender in default. A defaulting Lender’s right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Administrative Agent or to vote on any matter presented to the Lenders shall be suspended during the pendency of such Lender’s default.
     18.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Administrative Agent and each Lender, notwithstanding any investigation made by the Administrative Agent or any Lender or on their behalf.

     18.6 Notices. Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, dispatched by commercial courier or international courier, as applicable, or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of (i) receipt or (ii) (A) with respect to notices between parties located in the United States, the fourth Banking Day after deposit in the United States mail with first class or airmail postage prepaid or (B) with respect to notices given by or to a party not located in the United States, the sixth Banking Day following the date of mailing; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered (provided that if any such communication is received after normal business hours or on a day that is not a Banking Day, it shall be deemed to have been received on the next Banking Day following receipt). The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower and Lenders shall be entitled to rely and act upon any notices purportedly given to them by or on behalf of the Administrative Agent, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify the Administrative Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance of such Person on each notice purportedly given by Borrower, except to the extent of such Person’s gross negligence.
     18.7 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.
     18.8 Binding Effect; Assignment.
          (a) This Agreement and the other Loan Documents to which the Loan Parties are a party are and will be binding upon and inure to the benefit of the Loan Parties, the Administrative Agent, each of the Lenders, and their respective successors and assigns, except that the Loan Parties may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders, and any purported assignment without such consent shall be null and void. Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge or assign a security in all or any portion of its Note or any other instrument evidencing its rights as a Lender under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank, and (ii) any pledge or assignment to any holders of obligations owed, or security issued, by such Lender, including to any trustee for, or any other representative of such holders, provided that no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank or other pledgee or assignee the rights of a Lender hereunder absent foreclosure of such pledge or assignment and any such pledge shall be in conformance with the terms and conditions of the Co-Lender Agreement.
          (b) From time to time following the Agreement Effective Date, each Lender may assign all or any portion of its Commitment; provided that (i) such assignment is in conformance with the terms and conditions of the Co-Lender Agreement, (ii) such assignee, if not then a Lender or an Affiliate of a Lender or a Qualified Institutional Lender, shall require approval by the Administrative Agent and (if no Event of Default then exists) Trust (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by a Commitments Assignment and Acceptance, a copy of which, together with any Notes subject to such assignment, shall be furnished to the Administrative Agent as hereinbelow provided, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitment of the assigning Lender, the assignment shall not assign a share of the Commitment that is equivalent to less than $5,000,000, (iv) the assignment shall be of a constant, and not a varying, percentage of the Assignor’s rights and obligations under this Agreement, and (v) the effective date of any such assignment shall be as specified in the Commitments Assignment and Acceptance, but not earlier than the date which is five (5) Banking Days after the date the Administrative Agent has received the Commitments Assignment and Acceptance unless otherwise agreed by the Administrative Agent. Upon the effective date of such Commitments Assignment and Acceptance, the assignee named therein shall be a Lender for all purposes of this Agreement, with a Percentage and Commitment amount as therein (and herein, if such assignee was already a Lender) set forth and, to the extent of the portion of the Commitment assigned, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver to such assignee Lender Notes evidencing that assignee Lender’s Commitment, and to the assigning Lender, Notes evidencing the remaining balance of such Lender’s Commitment.
          (c) By executing and delivering a Commitments Assignment and Acceptance, the assignee thereunder acknowledges and agrees that: (i) the Administrative Agent has not made any representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the Administrative Agent has not made any representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance by the Loan Parties of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 15.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitments Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent shall maintain at the Administrative Agent’s Office a copy of each Commitments Assignment and Acceptance delivered to it and a register (the “Register”) of the names and address of each of the Lenders and the Percentage, applicable Tranche and Commitment amount held by each Lender, giving effect to each Commitments Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to the Administrative Agent. After receipt of a completed Commitments Assignment and Acceptance executed by any Lender and an assignee and the Notes subject to such assignment, and receipt of an assignment fee of $3,500 from such Lender or assignee (which fee shall be imposed only once with respect to simultaneous transfers on a single day to different Affiliates of such Lender), the Administrative Agent shall, promptly following the effective date thereof, upon the request of any party, provide to Borrower and the Lenders a revised Schedule 1.1 giving effect thereto. Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Commitments listed therein for all purposes hereof, and no assignment or transfer of any such Commitment shall be effective, in each case unless and until a Commitments Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Commitment shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of such Commitment.
          (e) Each Lender may from time to time grant participations to one or more banks or other financial institutions (including another Lender but excluding an Employee Plan) in a portion of its Commitment in accordance with the terms and conditions of the Co-Lender Agreement; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.7, 3.8, and 18.11 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred absent the participation, (iv) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender’s Commitment as it then exists and shall not afford such participant any rights or privileges under the Loan Documents except as provided in clause (iii) above.
     18.9 Right of Setoff. If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but in each case only with the consent of the Requisite Lenders and subject to the provisions of Section 18.10) may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations. any and all rights to require administrative agent or any lender to exercise its rights or remedies with respect to any other collateral which secures the loan (if any), prior to exercising its right of setoff with respect to such deposits, credits, or other property of borrowers, are hereby, knowingly, voluntarily, and irrevocably waived.
     18.10 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws: (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest (unless the Lender from which such payment is recovered is required to pay interest thereon, in which case each Lender returning funds to such Lender shall pay its pro rata share of such interest). Each Lender that purchases a participation in the Obligations pursuant to this Section 18.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section 18.10 may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.
     18.11 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless the Administrative Agent and Lead Arranger and each Lender and their respective directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action (except a claim, demand, action, or cause of action for any amount excluded from the definition of “Taxes” in Section 3.9(d)) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, the other members of the Consolidated Group or any of their officers, directors or stockholders relating to the Commitments, the use or contemplated use of proceeds of any Loan, or the relationship of Borrower and the Lenders under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower’s obligations under this Section unless such failure materially prejudices Borrower’s right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower’s prior written consent (which shall not be unreasonably withheld or delayed). In connection with any claim, demand, action or cause of action covered by this Section 18.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees and reasonably acceptable to Borrower; provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrower, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section 18.11 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.
     18.12 Nonliability of the Lenders. Borrower acknowledges and agrees that:
          (a) Any inspections of any Property of Borrower or any other Loan Party made by or through the Administrative Agent or the Lenders are for purposes of administration of the Loan only and Borrower and such other Loan Parties are not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);
          (b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;
          (c) The relationship between Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrowers and lenders; neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower or any other member of the Consolidated Group, neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any other member of the Consolidated Group, or to owe any fiduciary duty to Borrower or any other member of the Consolidated Group; neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to Borrower or any other member of the Consolidated Group, to select, review, inspect, supervise, pass judgment upon or inform Borrower or any other member of the Consolidated Group, of any matter in connection with their Property or the operations of Borrower or any other member of the Consolidated Group; Borrower and such other members shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither Borrower nor any other Person is entitled to rely thereon; and
          (d) The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or any other member of the Consolidated Group, and Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set forth in Section 18.11 from any such loss, damage, liability or claim.

     18.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Lenders in connection with the Loans, and is made for the sole benefit of Borrower, the Administrative Agent and the Lenders, and the Administrative Agent’s and the Lenders’ successors and assigns. Except as provided in Sections 18.8 and 18.11 no other Person shall have any rights of any nature hereunder or by reason hereof.
     18.14 Confidentiality.
          (a) Confidentiality. Each Lender and the Administrative Agent (each, a “Lender Party”) hereby agrees for itself only that, except as specifically set forth herein, such Lender Party (i) shall not participate in or generate any press release or other release of information to the general public relating to the closing of the Loan without the prior written consent of Borrower, (ii) shall hold the Confidential Information in strict confidence in accordance with such Lender Party’s customary procedures to prevent the misuse or disclosure of confidential information of this nature and in accordance with safe and sound banking practices, (iii) shall use the Confidential Information solely for the purposes of underwriting the Loan or acquiring an interest therein, carrying out such Lender Party’s rights or obligations under this Agreement, in connection with the syndication of the Loan, the enforcement of the Loan Documents, or other internal examination, supervision or oversight of the transactions contemplated hereby as reasonably determined by such Lender Party, or as otherwise permitted by the terms of this Section 18.14 (collectively, “Permitted Purposes”), and (iv) shall not disclose the Confidential Information to any third party, except as expressly authorized in this Agreement or with prior written consent of Borrower. Each Lender Party shall promptly notify Borrower in the event that it becomes aware of any loss or unauthorized disclosure of any Confidential Information.
Each Lender Party shall not have any obligations under this Agreement with respect to a specific portion of the Confidential Information if such Lender Party can demonstrate that such Confidential Information (i) was publicly available at the time it was disclosed to such Lender Party, (ii) became publicly available subsequent to the time it was disclosed to such Lender Party (except to the extent such public availability was the result of such Lender Party’s disclosure), (iii) was in or came into a Lender Party’s possession from a source not known to such Lender Party (after reasonable inquiry) to be in breach of an obligation of confidentiality owed to Borrower in making such disclosure to such Lender Party, (iv) was in or comes into Lender Party’s possession free of any obligation of confidence owed to Borrower at the time it was disclosed to such Lender Party, or (v) was developed by the employees or agents of the Lender Party without the use of the Confidential Information.
          (b) Disclosures. Any Lender Party or its legal counsel may disclose the Confidential Information (i) to Borrower, other Lenders, the Administrative Agent or any of their respective legal counsel or employees involved with the Loan, (ii) to its auditors in connection with bank audits or regulatory officials having jurisdiction over such Lender Party, (iii) to its legal counsel who need to know the Confidential Information for the purposes of representing or advising the Lender Parties, (iv) to its consultants, agents and advisors retained in good faith by such Lender Party with a need to know such information in connection with a Permitted Purpose or to otherwise advise or consult with such Lender Party, (v) as required by Law or legal process (subject to the terms below), or in connection with any legal proceeding to which that Lender Party and any Loan Party are adverse parties (and Borrower hereby acknowledges and agrees that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each Lender is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act), (vi) to another potential Lender or participant in connection with an assignment or proposed assignment to that Person of all or part of that Lender Party’s interests hereunder or a participation interest in its Notes, and (vii) to its directors, officers, employees and Affiliates who need to know the Confidential Information for purposes of underwriting the Loan or becoming a party to this Agreement, the syndication of the Loan, the administration, interpretation, performance or exercise of rights under the Loan Documents, the enforcement of the Loan Documents, or other internal supervision, examination or oversight of the transactions contemplated hereby as reasonably determined by such Lender Party, provided that any Person to whom any of the Confidential Information is disclosed is informed by such Lender Party of the strictly confidential nature of the Confidential Information, and such Persons described in clauses (b)(iv) and (vi) shall agree in writing to be bound by confidentiality restrictions at least as restrictive as those contained herein. Notwithstanding the foregoing, a Lender Party may disclose Confidential Information to the extent such Lender Party is requested or required by any Law or any order of any Governmental Agency or self regulatory body or other legal process to make any disclosure of or about any of the Confidential Information. In such event (except with respect to banking regulators or auditors), such Lender Party shall, if permitted by Law, promptly notify Borrower in writing so that Borrower may seek an appropriate protective order or waive compliance with the provisions of this Agreement (provided that if a protective order or the receipt of a waiver hereunder has not been obtained, or if prior notice is not possible, and a Lender Party is, in the opinion of its counsel, compelled to disclose Confidential Information, such Lender Party may disclose that portion of the Confidential Information which its counsel advises it that such Lender Party is compelled to disclose, and provided further that in any event, such Lender Party will not oppose action by Borrower to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.) Each Lender Party shall be liable (but only to the extent it is finally determined to have breached the provisions of this Section 18.14(b)) for any actions by such Lender Party (but not any other Person) which are not in accordance with the provisions of this Section 18.14(b).
Notwithstanding anything herein to the contrary, Confidential Information shall not include, and Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011 4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or any Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, and transactions contemplated hereby.

          (c) No Rights in Confidential Information. The Administrative Agent and each Lender recognizes and agrees that nothing contained in this Section 18.14 shall be construed as granting any property rights, by license or otherwise, to any Confidential Information (other than the Agreement or any amendments thereto or any related agreements), or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on such Confidential Information (other than the Agreement or any amendments thereto or any related agreements). No Lender Party shall make, have made, use or sell for any purpose any product or other item using, incorporating or derived from any such Confidential Information; provided that the foregoing shall not limit or restrict in any way the creation, use or sale of banking or related services by any Lender Party.
          (d) Survival. All Confidential Information provided by or on behalf of Borrower during the term of this Agreement or any predecessor agreements shall remain confidential indefinitely and shall continue to receive that level of confidential treatment customarily provided by commercial banks dealing with confidential information of their borrower customers, subject, however, to the specific exceptions to confidential treatment provided herein. For a period of one year after the Termination Date, the affected Lender Party shall continue to make reasonable inquiry of any third party providing Confidential Information as to whether such third party is subject to an obligation of confidentiality owed to Borrower or its Subsidiaries and if such Lender Party obtains knowledge that such third party is violating a confidentiality agreement with Borrower, such Lender Party shall treat the Confidential Information received from such third party as strictly confidential in accordance with the provisions of this Section 18.14. For purposes of this Section 18.14(d), the “Termination Date” shall mean the earlier of the termination of this Agreement or, with respect to a specific Lender Party, the date such Person no longer holds an interest in the Loan.
          (e) Injunctive Relief. Each Lender Party hereby agrees that breach of this Section 18.14 will cause Borrower irreparable damage for which recovery of damages would be inadequate, and that Borrower shall therefore be entitled to obtain timely injunctive relief under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.
          (f) No Fiduciary Duty. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to Borrower.
          (g) Separate Action. Borrower covenants and agrees not to, and hereby expressly waives any right to, raise as a defense, affirmative defense, setoff, recoupment or otherwise against any Lender Party any claim arising from or relating to an alleged breach of this Section 18.14 in any action, claim or proceeding relating to a breach of the Loan Documents by Borrower or other action to enforce or recover the Obligations, and covenant and agree that any claim against a Lender Party arising from or relating to an alleged breach of this Section 18.14 by a Lender Party shall only be asserted as an affirmative claim in a separate action against the applicable Lender Party.

     18.15 Further Assurances. Borrower shall, at its expense and without expense to the Lenders or the Administrative Agent, do, execute and deliver such further acts and documents as the Requisite Lenders or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the Lenders or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.
     18.16 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     18.17 Governing Law. Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without any regard to conflicts of law principles that would result in the application of any Law other than the Laws of the State of New York.
     18.18 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     18.19 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.
     18.20 Time of the Essence. Time is of the essence of the Loan Documents.
     18.21 Delivery of Tax Forms. Each Lender that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrower (with a copy to the Administrative Agent), on or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 18.8, if applicable) two duly completed copies, signed by a Responsible Official, of either Form W-8BEN (relating to such Lender and entitling it to a complete exemption from withholding on all payments to be made to such Lender by Borrower pursuant to this Agreement) or Form W-8ECI (relating to all payments to be made to such Lender by Borrower pursuant to this Agreement), or W-8IMY, as applicable, of the United States of America Internal Revenue Service or such other evidence satisfactory to Borrower and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Lender. If a Lender is claiming a “portfolio interest exemption,” such Lender shall, in addition to Form W-8BEN, provide a certificate signed by a Responsible Official to the effect that (i) such Lender is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (ii) such Lender is not a 10% shareholder of Borrower, and (iii) such Lender is not related to Borrower within the meaning of Section 881(c)(3)(C) of the Code. Thereafter and from time to time, including before the expiration of any previously delivered form, each such Lender shall (a) promptly submit to Borrower (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States of America taxing authorities) as may then be required under then current United States of America Laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States of America withholding taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re designation of its LIBOR Lending Office, if any) to avoid any applicable deduction or withholding for taxes from amounts payable to such Lender. In the event that Borrower or the Administrative Agent become aware that a participation has been granted pursuant to Section 18.8(e) to a financial institution that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrower or the Administrative Agent to the Lender which granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and the Administrative Agent as would be required under this Section if such financial institution were a Lender. Each Lender that is a United States of America Person shall, upon the reasonable request of Borrower, deliver Form W-9 on or before the Closing Date (or on or before accepting an assignment or receiving a participation pursuant to Section 18.8, if applicable) and before the expiration of a previously delivered form.
     18.22 [Intentionally Omitted].
     18.23 [Intentionally Omitted].
     18.24 Removal of a Lender. Borrower shall have the right to remove a Lender as a party to this Agreement if (a) such Lender is paid a material amount by Borrower pursuant to Section 3.4 or Section 3.5, (b) any of the events described in Section 16.1(o) occurs with respect to such Lender, or (c) such Lender becomes (and at the time of the proposed removal hereunder remains) a Defaulting Lender hereunder. Upon notice from Borrower, such Lender shall execute and deliver a Commitments Assignment and Acceptance covering that Lender’s Percentage of the Commitments in favor of such Qualified Institutional Lender as Borrower may designate with the approval of the Administrative Agent, subject to payment in full by such assignee of all principal, interest and fees and any other amount owing to such Lender through the date of assignment. The removal of any Defaulting Lender pursuant to this Section 18.24 shall not preclude Borrower from pursuing all remedies available to it against such Defaulting Lender for damages arising out of such Defaulting Lender’s breach hereof.

     18.25 Waiver Of Right To Trial By Jury. Each party to this agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action arising under any loan document or in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to any loan document, or the transactions related thereto, in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise; and each party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury, and that any party to this agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the signatories hereto to the waiver of their right to trial by jury.
     18.26 Purported Oral Amendments. borrower expressly acknowledges that this agreement and the other loan documents may only be amended or modified, or the provisions hereof or thereof waived or supplemented, by an instrument in writing that complies with section 19.1. borrower agrees that it will not rely on any course of dealing, course of performance, or oral or written statements by any representative of the administrative agent or any lender that does not comply with section 19.1 to effect an amendment, modification, waiver or supplement to this agreement or the other loan documents.
     18.27 Sign and Publicity. Borrower shall promptly erect a sign approved in advance by the Administrative Agent and reasonably acceptable to Borrower in a conspicuous location on the Subject Property during Construction indicating that the financing for the Subject Property is being provided by the Lenders, provided that such sign shall not identify any Lender without such Lender’s consent. Lenders reserve the right to publicize the making of the Loan.
     18.28 Replacement of Notes. Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.
     18.29 Defaulting Lenders. In the event that any Lender becomes a Defaulting Lender, then, in addition to any rights and remedies that may be available to Borrower or the other Lenders and the Administrative Agent (such other Lenders and the Administrative Agent being called “Non Defaulting Lenders”) at Law or in equity:
          (a) The Defaulting Lender’s rights to participate in the administration of the Loan and the Loan Documents, including any right to vote upon, approve, disapprove, consent to or direct any action of the Administrative Agent (other than amendments to the Loan Documents directly affecting the Defaulting Lender’s Commitment), shall be suspended and such rights shall not be reinstated unless and until such Lender ceases to be a Defaulting Lender (and all decisions, except the decision to remove the Administrative Agent, which are to be based on a vote of the Requisite Lenders or all Lenders shall be resolved based upon a decision or determination made by the required percentage of the Non-Defaulting Lenders); provided, however, that if the Administrative Agent is a Defaulting Lender, the Administrative Agent shall continue to have all rights provided for in this Loan Agreement, as the Administrative Agent only, with respect to the administration of the Loan unless it is removed and replaced as the Administrative Agent as provided in Section 17.8.
          (b) Any or all of the Non-Defaulting Lenders shall be entitled (but shall not be obligated) to: (i) fund the aggregate amount that the Defaulting Lender has failed to fund or pay to the Administrative Agent (such amount being called the “Defaulted Amount”); and (ii) collect interest at the Default Rate on the Defaulted Amount (after crediting all interest actually paid by Borrower on the Defaulted Amount from time to time), either directly from the Defaulting Lender or from amounts otherwise payable to the Defaulting Lender, for the period from the date on which the Defaulted Amount was funded by the Non-Defaulting Lenders until the date on which payment is made. If the Administrative Agent has funded the Defaulted Amount, the Administrative Agent shall be entitled to collect interest at the Default Rate from the Defaulting Lender on the Defaulted Amount as set forth above, as if the Administrative Agent were a Non-Defaulting Lender that had elected to fund the Defaulted Amount.
          (c) In the event the Defaulted Amount is funded by any Non-Defaulting Lenders or the Administrative Agent pursuant to Section 18.29(b) above, the Defaulting Lender’s interest in the Loans, the Loan Documents and proceeds thereof shall be subordinated to any Defaulted Amount funded by any Non-Defaulting Lenders or the Administrative Agent pursuant to Section 18.29(b) above, plus all interest which may be due in accordance with Section 18.29(b) above (to be applied pari passu among the Non-Defaulting Lenders (including the Administrative Agent, unless the Administrative Agent is the Defaulting Lender) funding the Defaulted Amount), without necessity for executing any further documents; provided that such Defaulting Lender’s interest in the Loan, the Loan Documents and the proceeds thereof shall no longer be so subordinated if the Defaulted Amount funded by the Non-Defaulting Lenders or the Administrative Agent (and all interest which has accrued pursuant to Section 18.29(b) above) shall be repaid in full.
          (d) If, following the payment in full of all amounts due pursuant to Section 18.29(c) above to the Non-Defaulting Lenders (including the Administrative Agent, unless the Administrative Agent is the Defaulting Lender) which have funded all or any portion of any Defaulted Amount, there remains any unfunded Defaulted Amount which has not been funded by the Non-Defaulting Lenders, the Administrative Agent or the Defaulting Lender (“Unfunded Defaulted Amount”), then a portion of the Defaulting Lender’s interest in the Loan, the Loan Documents and the proceeds thereof equal to the amount of the Unfunded Defaulted Amount (together with interest thereon at the rate applicable to the Defaulted Amount from time to time pursuant to the Loan Documents) shall be subordinated to the interests of the Non-Defaulting Lenders (including the Administrative Agent, unless the Administrative Agent is the Defaulting Lender) unless and until such Unfunded Defaulted Amount is funded either by one or more Non -Defaulting Lenders, the Administrative Agent or the Defaulting Lender.

          (e) Subject to the provisions of Section 18.8 each Non-Defaulting Lender will have the right, but not the obligation, in its sole discretion, to acquire at par all or a proportionate share (based on the ratio of its Commitment to the aggregate amount of the Commitments of all of the Non-Defaulting Lenders that elect to acquire a share of the Defaulting Lender’s Commitment) of the Defaulting Lender’s Commitment, including without limitation its proportionate share in the outstanding principal balance of the Loan, and all rights and interests of the Defaulting Lender under this Agreement and the other Loan Documents.
          (f) Nothing herein contained shall be deemed or construed to waive, diminish, limit, prevent or estop the Administrative Agent, Borrower or any Lender from exercising or enforcing any rights or remedies which may be available at law or in equity as a result of or in connection with any default under this Agreement by a Lender (including the right to bring suit against the Defaulting Lender to recover the Defaulted Amount and interest thereon at the rate provided in this Section 18.29).
     18.30 Massachusetts Lien Law Provisions. Notwithstanding any other provision in this Agreement or any of the other Loan Documents to the contrary, and in order to comply with the Massachusetts lien law as set forth in Massachusetts General Laws, Chapter 254, it shall not constitute a Default or Event of Default under any of the Loan Documents if a contractor, or any other third party who may be entitled to assert lien rights under Massachusetts General Laws, Chapter 254, Section 2, shall file a notice of contract. However, Lenders shall not be obligated to disburse any proceeds of the Loan which are intended to make any payment to a contractor or any such third party unless and until Administrative Agent shall have received from the applicable contractor or any such third party a properly completed and valid partial waiver and subordination of lien in a form approved by Administrative Agent and in compliance with Massachusetts General Laws, Chapter 254, Section 2. Further, Lenders shall have the right to not fund a requested Advance if Administrative Agent reasonably believes that the contractor or any such third party may not receive the amounts intended to be advanced to the contractor or any such third party not later than the twenty-fifth (25th) day following the end of the period covered by the applicable partial waiver and subordination of lien. In such event, Administrative Agent may request an updated partial waiver and subordination of lien so that Administrative Agent is reasonably assured that the Advance will be received by the contractor or any such third party not later than 25 days from and after the last day of the period covered by the partial waiver and subordination of lien.
Lenders also shall have the right to defer funding any Advance as to which all or some of the proceeds are intended for payment to a sub-contractor or supplier entitled to file a notice of contract and obtain a lien pursuant to Massachusetts General Laws, Chapter 254, Section 4, if such sub-contractor or supplier has in fact filed a notice of contract under Massachusetts General Laws, Chapter 254, Section 4, unless and until the notice is discharged or bonded in accordance with the applicable provisions of the Massachusetts General Laws, Chapter 254.

ARTICLE 19
AMENDMENTS; CONSENTS
     19.1 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Loan Party therefrom, may in any event be effective unless in writing signed by (i) in all circumstances other than those described in clause (ii) of this sentence, the Requisite Lenders or such other group of Lenders as are then required to approve of such action under the Co-Lender Agreement (and Borrower shall be permitted to rely upon the Administrative Agent’s representation that the applicable Lenders required under the Co-Lender Agreement have approved any of the actions taken by the Administrative Agent under this Article 19) or (ii), in the case of the following actions, all of the Lenders or such other group of Lenders as are then required to approve of such action under the Co-Lender Agreement:
          (a) To amend, modify, forgive, reduce or waive the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of the Commitments or the Percentage of any Lender or the amount of any commitment fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee;
          (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any fee, or to extend the term of the Commitments;
          (c) To amend the provisions of the definition of “Requisite Lenders”, “Requisite Tranche B Lenders”, “Maturity Date” or “Extended Maturity Date”;
          (d) To amend or waive this Section 19.1;
          (e) To amend any provision of this Agreement that expressly requires the consent or approval of all of the Lenders to require a lesser number of Lenders to approve such action;
          (f) To release Borrower or any Guarantor or any Collateral except as specifically provided in the Security Documents; or
          (g) To change the manner of distribution of any payments to the Lenders or the Administrative Agent.
and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower or any other Loan Party is a party, signed by each such party, and, in the case of any amendment, modification or supplement to Section 3.2 or Article 17, signed by the Administrative Agent.

     No amendment, modification, supplement, extension, termination or waiver or consent may be effective to require a Lender to fund more than its Commitment or its Tranche B Commitment Percentage of a Request for an Advance, without the approval of any Lender affected thereby. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 19.1 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent.

[Signature Pages on Following Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Secured Acquisition and Construction Loan Agreement to be duly executed as of the date first above written.

BORROWER:

BMR-BLACKFAN CIRCLE LLC, a Delaware
limited liability company

By:	BioMed Realty, L.P., a Maryland limited
partnership, its sole member

	By:	BioMed Realty Trust, Inc., its sole
general partner

		By:	/s/ R. KENT GRIFFIN

		Name:	R. Kent Griffin
		Title:	Chief Financial Officer

Address:

ADMINISTRATIVE AGENT:

KEYBANK NATIONAL ASSOCIATION, a
national banking association, as Administrative Agent

By:	/s/ SCOTT CHILDS

Name:	Scott Childs
Title:	Vice President

Address:

LENDERS:

KEYBANK NATIONAL ASSOCIATION, a
national banking association

By:	/s/ SCOTT CHILDS

Name:	Scott Childs
Title:	Vice President

Address:

AAREAL BANK AG

By:	/s/ STEFAN KOLLE

Name:	Stefan Kolle
Title:	Director

and

By:	/s/ FRANK WIELAND

Name:	Frank Wieland
Title:	Authorized Signatory

Address:

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ ROBERT J. KALINOWSKI

Name:	Robert J. Kalinowski
Title:	Authorized Signatory

and

By:	/s/ DAVID B. HENDERSON

Name:	David B. Henderson
Title:	Authorized Signatory

Address:

ARTESIA MORTGAGE CAPITAL CORPORATION

By:	/s/ BRIAN COFFEE

Name:	Brian Coffee
Title:	Managing Director

Address:

BANK OF SCOTLAND

By:	/s/ KAREN WEICH

Name:	Karen Weich
Title:	Vice President

Address:

CHARTER ONE BANK, N.A.

By:	/s/ FLORENTINA DJULVEZAN

Name:	Florentina Djulvezan
Title:	Vice President

Address:

COMERICA BANK

By:	/s/ JAMES GRAYCHECK

Name:	James Graycheck
Title:	Vice President

Address:

DEUTSCHE GENOSSENSCHAFTS HYPOTHEKENBANK AG

By:	/s/ EDUARD KOEHN

Name:	Eduard Koehn
Title:	Head of International Credit

Address:

DEUTSCHE HYPOTHEKENBANK (ACTIEN-GESELLSCHAFT)

By:	/s/ STEFAN ROGGELIN

Name:	Stefan Roggelin
Title:	Authorized Officer

By:	/s/ THOMAS STAATS

Name:	Thomas Staats
Title:	Director

Address:

DÜSSELDORFER HYPOTHEKENBANK AG

By:	/s/ GOETZ RICHTER

Name:	Goetz Richter
Title:	Head of Real Estate Finance

and

By:	/s/ THOMAS WIRTH

Name:	Thomas Wirth
Title:	Authorized Signatory

Address:

GENERAL ELECTRIC PENSION TRUST
By:	GE Asset Management Incorporated, as investment manager

By:	/s/ KATHRYN D. KARLIC

Name:	Kathryn D. Karlic
Title:	Chief Investment Officer/
Executive Vice-President — Fixed Income

Address:

HYPOTHEKENBANK IN ESSEN AG

By:	/s/ MICHAEL FRÖHNER

Name:	Michael Fröhner
Title:	Member of the Board

and

By:	/s/ CHRISTIAN ANGOTT

Name:	Christian Angott
Title:	Director

Address:

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ JOHN MIX

Name:	John Mix
Title:	Senior Vice President

Address:

METROPOLITAN LIFE INSURANCE
COMPANY, a New York corporation

By:	/s/ MICHAEL HOFHEINZ

Name:	Michael Hofheinz
Title:	Director

Address:

MÜNCHENER HYPOTHEKENBANK eG

By:	/s/ OLIVER TOMANI

Name:	Oliver Tomani
Title:

and

By:	/s/ SUSANNE FALKENBERG

Name:	Susanne Falkenberg
Title:	Senior Vice President

Address:

NORDDEUTSCHE LANDESBANK LUXEMBOURG S.A.

By:	/s/ DIRK ZIEMER

Name:	Dirk Ziemer
Title:	Assistant Vice President

and

By:	/s/ NADINE LUEDER

Name:	Nadine Lueder
Title:

Address:

PB (USA) REALTY CORPORATION

By:	/s/ NICHOLAS NOUVEL

Name:	Nicholas Nouvel
Title:	Assistant Vice President

and

By:	/s/ OLIVIA LAM

Name:	Olivia Lam
Title:	Assistant Treasurer

Address:

PEOPLE’S BANK

By:	/s/ MAURICE FRY

Name:	Maurice Fry
Title:	Vice President

Address:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ JOCELYN FRIEL

Name:	Jocelyn Friel
Title:	Vice President

Address:

SOVEREIGN BANK

By:	/s/ ERIN T. ASLAKSON

Name:	Erin T. Aslakson
Title:	Assistant Vice President

Address:

TD BANKNORTH, N.A.

By:	/s/ CHARLES A. WALKER

Name:	Charles A. Walker
Title:	Senior Vice President

Address:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ NICOLE K. WRIGHT

Name:	Nicole K. Wright
Title:	Vice President

Address:

WASHINGTON MUTUAL BANK, a federal association

By:	/s/ NATHAN VILLARREAL

Name:	Nathan Villarreal
Title:	Vice President

Address:

WESTDEUTSCHE IMMOBILIENBANK

By:	/s/ ARMIN GEMMERICH

Name:	Armin Gemmerich
Title:	Executive Director

By:	/s/ MICHAEL HAMMES

Name:	Michael Hammes
Title:	Associate Director

Address: